Exhibit 10.10

Execution Copy

MERGER AGREEMENT

dated as of December 30, 2003

among

ELECTRONIC DATA SYSTEMS CORPORATION

EDS GLOBAL SERVICES, INC.

THE FELD GROUP, INC.

AND

FELD PARTNERS INVESTMENTS, L.P.

i

Index of Exhibits:

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Warrant
Exhibit C-1	Form of Release (Recipients of Cash Consideration)
Exhibit C-2	Form of Release (Warrant Holders)
Exhibit D	Form of Restricted Stock Agreement
Exhibit E	Form of Nonqualified Stock Option Agreement
Exhibit F	Form of Opinion of Counsel for Company and FPI
Exhibit G	Form of Opinion of Counsel for EDS

Index of Schedules:

Schedule 3.4(a)	Cash Consideration
Schedule 6.3(a)	Company Employees

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”), is dated as of December 30, 2003, by and among Electronic Data Systems Corporation, a Delaware corporation (“EDS”), EDS Global Services, Inc., a Delaware corporation and a wholly-owned subsidiary of EDS (“Merger Sub”), The Feld Group, Inc., a Delaware corporation (the “Company”), and Feld Partners Investments, L.P., a Delaware limited partnership (“FPI”).

RECITALS

WHEREAS, the Board of Directors of the Company has (i) unanimously determined that this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement, and the transactions contemplated hereby are fair to, and in the best interests of, the Company and the stockholders of the Company, (ii) unanimously approved this Agreement and declared it advisable, and (iii) unanimously resolved to recommend that the stockholders of the Company approve and adopt this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, the respective boards of directors of EDS and Merger Sub have approved the Merger on the terms and subject to the conditions of this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, FPI, as the holder of all the issued and outstanding shares of capital stock of the Company entitled to vote in connection with the Merger, this Agreement and the transactions contemplated hereby, has approved the Merger and adopted this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, EDS, as the holder of all the issued and outstanding shares of capital stock of Merger Sub, has approved the Merger and adopted this Agreement; and

WHEREAS, EDS, Merger Sub, FPI and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to the Merger and the other transactions contemplated by this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties contained herein, and subject to the conditions contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement:

“Accounts Receivable Deficiency” means an amount equal to (i) the net book value of the Closing Accounts Receivable (after giving effect to any applicable reserves) as of the Closing Date minus (ii) the aggregate cash amounts actually collected by EDS and the Surviving Corporation during the six-month period following the Closing Date in respect of the Closing

Accounts Receivable; provided, however, that the Accounts Receivable Deficiency shall not include any Closing Accounts Receivable owed by EDS.

“Accredited Investor” has the meaning given such term in Rule 501 of Regulation D promulgated under the Securities Act.

“Affiliate” means, as to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreed Final Working Capital Amount” has the meaning specified in Section 3.3(b)(iv).

“Agreement” has the meaning specified in the preamble hereof.

“Award List” means that certain Award List Agreement, dated as of the date hereof, among the parties hereto, which sets forth, among other things, (i) the names of the officers and employees of the Company who will be eligible to receive Restricted Stock or Options pursuant to the EDS Stock Incentive Plan or EDS Transition Inducement Plan, as applicable, pursuant to Section 8.2(a) as a reward for their commitment to a career with EDS; (ii) the amount of Restricted Stock or Options to which each such Eligible SIP Recipient or Eligible TIP Recipient, as applicable, will be entitled; (iii) the names of the individuals who will be eligible to receive cash signing bonuses pursuant to Section 8.2(b) and the amounts of such bonuses; and (iv) the names of the individuals who will be eligible to receive cash payments pursuant to Section 8.3 and the amounts of such payments.

“Benefit Plans” has the meaning specified in Section 4.27(a).

“Black-Scholes Value” means the value, determined as of the Closing Date, of a warrant or option to purchase one share of EDS Common Stock using the Black-Scholes option pricing model and the following variable values: (i) the current market price of the EDS Common Stock will be equal to the Closing Sales Price, (ii) the exercise price of the EDS Common Stock will be equal to the Closing Sales Price, (iii) volatility will be equal to 40%, (iv) the risk-free rate will be equal to the yield on a Five-Year Treasury Note, as quoted in the Bond Market Data Bank in the New York City edition of The Wall Street Journal, on the Trading Day before the Closing Date, (v) the dividend yield will be equal to EDS’ most recent quarterly dividend multiplied by four, with the quotient divided by the Closing Sales Price and (vi) the term will be five years. For purposes of determining the Black-Scholes Value, such warrant or option shall be treated as an American call option.

“Cap Amount” has the meaning specified in Section 11.6(b).

“Cash Consideration” has the meaning specified in Section 3.1(a).

“Certificate of Merger” has the meaning specified in Section 2.3.

“Claim Notice” means either a Third Party Claim Notice or a Direct Claim Notice.

“Closing” has the meaning specified in Section 2.2.

“Closing Accounts Receivable” means the accounts receivable of the Company as of the Closing Date.

“Closing Date” has the meaning specified in Section 2.2.

“Closing Sales Price” means the closing sales price of one share of EDS Common Stock on the NYSE, as quoted in the New York City edition of The Wall Street Journal, on the Trading Day before the Closing Date.

“Closing Warrants” has the meaning specified in Section 3.5(a).

“COBRA” has the meaning specified in Section 4.27(n).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereof.

“Company Common Stock” has the meaning specified in Section 3.1(a).

“Company Employees” has the meaning specified in Section 6.3(a).

“Company Executives” means, collectively, Charles Feld, Steve Schuckenbrock and Mike Koehler.

“Company Material Adverse Effect” means any change, circumstance, event or effect that, when taken together with any other adverse changes, circumstances, events or effects that have occurred, is, or would reasonably be expected to be, material and adverse to (i) the business, operations, financial condition, properties, assets or liabilities of the Company taken as a whole, other than (x) any change, circumstance, event or effect resulting from the taking of any action required by this Agreement or from the announcement or pendency of the Merger or the other transactions contemplated hereby, or (y) any change, circumstance, event or effect attributable to conditions affecting the industries in which the Company or its customers participate or the U.S. economy as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

“Company’s Actual Knowledge” means the actual knowledge of any member of the Board of Directors of the Company, executive officer of the Company, any of the Top 9 Executives or any of the employees of the Company listed in Section 4.25 of the Disclosure Schedule who are designated as “Development” under the Area of Responsibility column.

“Company’s Knowledge” means the knowledge, after reasonable inquiry, of any member of the Board of Directors (or other governing body) of the Company or FPI, any executive officer of the Company or FPI or any Top 9 Executive.

“Confidential Information” means (i) any information (including any technology, know-how, patent application, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the Company or FPI (whether prepared by the Company or any other Person and whether or not in written form) that is or has been made available to EDS or any of its Representatives by or on behalf of the Company or FPI, or (ii) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for EDS or any of its Representatives and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(i)” above.

“Confidentiality Contract” has the meaning specified in Section 4.23(c).

“Contingent Option Payment” has the meaning specified in Section 11.7(d)(iii).

“Contingent Option Tranche” means the First Contingent Option Tranche, the Second Contingent Option Tranche or the Third Contingent Option Tranche, as applicable.

“Contingent Option Tranche Value” means (i) with respect to the First Contingent Option Tranche, $1,933,158 minus (a) any amounts attributable to Top 9 Executives on the Award List that do not accept employment with EDS and are not Transitioned Employees and (b) the total original dollar value of any Contingent Options included in the First Contingent Option Tranche forfeited pursuant to a Nonqualified Stock Option Agreement prior to the one-year anniversary of the Closing Date, (ii) with respect to the Second Contingent Option Tranche, $1,812,336 minus (a) any amounts attributable to Top 9 Executives on the Award List that do not accept employment with EDS and are not Transitioned Employees and (b) the total original dollar value of any Contingent Options included in the Second Contingent Option Tranche forfeited pursuant to a Nonqualified Stock Option Agreement prior to the two-year anniversary of the Closing Date, and (iii) with respect to the Third Contingent Option Tranche, $1,812,336 minus (a) any amounts attributable to Top 9 Executives on the Award List that do not accept employment with EDS and are not Transitioned Employees and (b) the total original dollar value of any Contingent Options included in the Third Contingent Option Tranche forfeited pursuant to a Nonqualified Stock Option Agreement prior to the three-year anniversary of the Closing Date.

“Contingent Options” has the meaning specified in Section 8.2(a).

“Contingent Warrants” has the meaning specified in Section 3.5(a).

“Contingent Restricted Stock” has the meaning specified in Section 8.2(a).

“Contingent Restricted Stock Payment” has the meaning specified in Section 11.7(d)(iv).

“Contingent Restricted Stock Tranche” means the First Contingent Restricted Stock Tranche, the Second Contingent Restricted Stock Tranche or the Third Contingent Restricted Stock Tranche, as applicable.

“Contingent Restricted Stock Tranche Value” means (i) with respect to the First Contingent Restricted Stock Tranche, $3,077,852 minus (a) any amounts attributable to Top 9 Executives on the Award List that do not accept employment with EDS and are not Transitioned Employees and (b) the total original dollar value of any Contingent Restricted Stock included in the First Contingent Restricted Stock Tranche forfeited pursuant to a Restricted Stock Agreement prior to the one-year anniversary of the Closing Date, (ii) with respect to the Second Contingent Restricted Stock Tranche, $2,308,389 minus (a) any amounts attributable to Top 9 Executives on the Award List that do not accept employment with EDS and are not Transitioned Employees and (b) the total original dollar value of any Contingent Restricted Stock included in the Second Contingent Restricted Stock Tranche forfeited pursuant to a Restricted Stock Agreement prior to the two-year anniversary of the Closing Date, and (iii) with respect to the Third Contingent Restricted Stock Tranche, $2,308,389 minus (a) any amounts attributable to Top 9 Executives on the Award List that do not accept employment with EDS and are not Transitioned Employees and (b) the total original dollar value of any Contingent Restricted Stock included in the Third Contingent Restricted Stock Tranche forfeited pursuant to a Restricted Stock Agreement prior to the three-year anniversary of the Closing Date.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Copyrights” means all domestic and foreign copyright interests in any original work of authorship fixed in a tangible medium of expression, whether registered or unregistered, including all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention, and the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefor.

“Core Software Programs” means the software generally known as “Front Plane,” “Back Plane,” “System Builder,” and “Software Manager.”

“Designated EDS Representative” means the Chairman of the Compensation and Benefits Committee of the Board of Directors of EDS.

“Designated FPI Representative” means Charles Feld or another former senior executive of the Company appointed by the holders of a majority of the Contingent Warrants, the holders of a majority of the Contingent Restricted Stock and the holders of a majority of the Contingent Options.

“Designated Representatives” has the meaning specified in Section 11.5(c)(i).

“DGCL” has the meaning specified in Section 2.1.

“Direct Claim” has the meaning specified in Section 11.5(a).

“Direct Claim Amount” has the meaning specified in Section 11.5(a).

“Direct Claim Notice” has the meaning specified in Section 11.5(a).

“Disclosure Schedule” has the meaning specified in Section 2.8.

“Dispute” has the meaning specified in Section 11.5(c).

“Dissenting Shares” has the meaning specified in Section 3.2(a).

“EDS” has the meaning specified in the preamble hereof.

“EDS Common Stock” has the meaning specified in Section 3.5(a).

“EDS Indemnified Parties” has the meaning specified in Section 11.2.

“EDS Material Adverse Effect” means any change, circumstance, event or effect that, when taken together with any other adverse changes, circumstances, events or effects that have occurred, is, or would reasonably be expected to be, material and adverse to (i) the business, operations, financial condition, properties, assets or liabilities of EDS taken as a whole, other than (x) any change, circumstance, event or effect resulting from the taking of any action required by this Agreement or from the announcement or pendency of the Merger or the other transactions contemplated hereby, or (y) any change, circumstance, event or effect attributable to conditions affecting the industries in which EDS or its customers participate or the U.S. economy as a whole, or (ii) the ability of EDS to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

“EDS Stock Incentive Plan” means the 2003 Incentive Plan of EDS.

“EDS Transition Inducement Plan” means the 2002 Transition Inducement Plan of EDS.

“EDS Warrants” has the meaning specified in Section 3.5(a).

“Effective Time” has the meaning specified in Section 2.3.

“Eligible SIP Recipients” has the meaning specified in Section 5.9.

“Eligible TIP Recipients” has the meaning specified in Section 5.9.

“Employment Arrangements” means the offer letter, Equity Related Agreement and other employment-related documentation to be entered into by the Transitioned Employees in connection with their employment with EDS or an Affiliate thereof.

“Environmental Claims” means any written complaint, summons, citation, notice, directive, order or claim, or any litigation, judicial or administrative proceeding or judgment,

from or by any Governmental Authority, or any third party asserting or finding violations of Environmental Laws or Environmental Releases of Hazardous Materials from (i) any assets, properties or businesses of the Company or any corporate predecessor in interest for which the Company would be liable; or (ii) from or onto any facilities which received Hazardous Materials generated by the Company or any corporate predecessor in interest for which the Company would be liable.

“Environmental Law” means any Law concerning Environmental Releases into any part of the indoor or outdoor environment, or activities that might result in damage to the indoor or outdoor environment, or any law that is concerned in whole or in part with the indoor or outdoor environment or with protecting or improving the quality of the indoor or outdoor environment, natural resources, or wildlife or protecting public and employee health and safety and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conversation and Recovery Act (42 U. S. C. § 6901 et seq.), the Clean Water Act (33 U. S. C. § 1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous federal, state or local statutes, ordinances and regulations imposing liability or establishing standards of conduct for the protection of the environment.

“Environmental Permit” means any Permit, approval, variance or permission required or waiver or exemption granted under any applicable Environmental Law.

“Environmental Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the Company including, without limitation, the movement of any Hazardous Material or other substance through or in the air, soil, surface water, groundwater or property, but excluding any release, emission or discharge authorized under any Environmental Permit or provision of Environmental Law.

“Equity Related Agreement” means the agreement between EDS and a Transitioned Employee which contains EDS’ standard terms, conditions and provisions regarding one or more of (a) competition by the Transitioned Employee with EDS; (b) maintenance of confidentiality of EDS’ and/or clients’ information; and (c) such other matters deemed reasonably necessary, desirable or appropriate by EDS for such an agreement in view of the rights and benefits conveyed in connection with the grant of equity .

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning specified in Section 4.27(a).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Exercise Price” has the meaning specified in Section 3.5(b).

“Final Arbiter” has the meaning specified in Section 3.3(b)(v).

“Final Working Capital” has the meaning specified in Section 3.3(b)(ii).

“Financial Statements” has the meaning specified in Section 4.7.

“First Contingent Option Tranche” means the Contingent Options scheduled to vest, subject to the forfeiture provisions thereof, on or about the one-year anniversary of the Closing Date.

“First Contingent Restricted Stock Tranche” means the Contingent Restricted Stock scheduled to vest, subject to the forfeiture provisions thereof, on or about the one-year anniversary of the Closing Date.

“First Contingent Warrants” has the meaning specified in Section 3.5(a).

“First Reduction Amount” has the meaning specified in Section 11.7(c)(i).

“FPI” has the meaning specified in the preamble hereof.

“Fundamental Representations” has the meaning specified in Section 11.1.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.

“Governmental Authority” means any federal, state, local or foreign government or governmental regulatory or administrative body and any of their respective subdivisions, agencies, instrumentalities, authorities, courts or tribunals.

“Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a toxic or hazardous substance or material, extremely hazardous substance or chemical, hazardous material, hazardous waste, medical waste, biohazardous or infectious waste, or special waste, under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive materials; and (e) any raw materials, building components (including but not limited to asbestos-containing materials) and manufactured products containing Hazardous Materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” means a party that, pursuant to the provisions of Article XI, would be entitled to indemnification with respect to a Third Party Claim, if successful, or a Direct Claim.

“Indemnification Adjustments” has the meaning specified in Section 11.7(a).

“Indemnifying Party” means a party from whom an Indemnified Party intends to seek indemnification with respect to a Third Party Claim or a Direct Claim.

“Intellectual Property” means and includes (a) Patent Rights, (b) Trademark Rights, (c) Copyrights, (d) Know-How, (e) Trade Secrets and (f) Internet domain name registrations.

“Intellectual Property Licenses” has the meaning specified in Section 4.23(a).

“Inventions” means and includes novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, designs, expressions, theories and ideas, whether or not patentable.

“Know-How” means scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of the Company.

“Latest Balance Sheet” has the meaning specified in Section 4.7.

“Law” means any federal, state, local or foreign law, statute, rule, ordinance, code or regulation, including the U.S. Foreign Corrupt Practices Act and other laws relating to improper payments and/or influence.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, or proceeding (public or private), litigation, complaint or claim by a Governmental Authority or a third party.

“Licensed Intellectual Property” has the meaning specified in Section 4.23(f).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, attachment, right of first refusal, option, claim, easement, covenant, encroachment, title defect or any other encumbrance whatsoever.

“Losses” has the meaning specified in Section 11.2.

“Material Contract” has the meaning specified in Section 4.16(a).

“Material Suppliers” has the meaning specified in Section 4.18.

“Merger” has the meaning specified in the recitals hereto.

“Merger Consideration” has the meaning specified in Section 3.1(a).

“Merger Sub” has the meaning specified in the preamble hereof.

“MTV” has the meaning specified in Section 3.5(a).

“NYSE” means the New York Stock Exchange.

“Objection Period” has the meaning specified in Section 3.3(b)(iii).

“Option Adjustment” has the meaning specified in Section 11.7(a).

“Options” means the options to purchase shares of EDS Common Stock granted to Eligible SIP Recipients or Eligible TIP Recipients pursuant to the EDS Stock Incentive Plan or the EDS Transition Inducement Plan, as applicable, pursuant to Section 8.2.

“Order” means any domestic or foreign decision, order, writ, injunction, decree, judgment, award or any determination, both as presently existing and effective or presently existing and as may become effective in the future, by any Governmental Authority applicable to the Company or its business.

“Owned Intellectual Property” has the meaning specified in Section 4.23(e).

“Partnership Agreement” has the meaning specified in Section 4.3(b).

“Patent Rights” means and includes all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all forms, and the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefor.

“Pension Plan” has the meaning specified in Section 4.27(a).

“Permit” means any permit, license, certificate (including a certificate of occupancy) registration, authorization, application, filing, notice, qualification, waiver of any of the foregoing or approval of a Governmental Authority.

“Permitted Liens” means: (a) Liens for Taxes that are not yet due and payable, or (b) workers’, repairmen’s, and similar Liens imposed by Law that have not been recorded and that have been incurred in the ordinary course of business relating to obligations as to which there is no material default on the part of the Company and provided that such Liens do not exceed $10,000 for any one Lien.

“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or other entity.

“Real Property Leases” has the meaning specified in Section 4.13(a).

“Related Party” means (i) any Affiliate of the Company, (ii) any Stockholder, (iii) any Affiliate of any of Stockholder, (iv) any equity holder of FPI, (v) any Affiliate of any equity holder of FPI, or (vi) any member of the immediate family of any natural person included in the foregoing.

“Release” has the meaning specified in Section 3.4(a).

“Representatives” has the meaning specified in Section 6.5(a).

“Response Notice” has the meaning specified in Section 11.5(b).

“Restricted Stock” means the shares of EDS restricted stock issued to Eligible TIP Recipients pursuant to the TIP, pursuant to Section 8.2.

“Restricted Stock Adjustment” has the meaning specified in Section 11.7(a).

“SEC Documents” has the meaning specified in Section 5.6(a).

“Second Contingent Option Tranche” means the Contingent Options scheduled to vest, subject to the forfeiture provisions thereof, on or about the two-year anniversary of the Closing Date.

“Second Contingent Restricted Stock Tranche” means the Contingent Restricted Stock scheduled to vest, subject to the forfeiture provisions thereof, on or about the two-year anniversary of the Closing Date.

“Second Contingent Warrants” has the meaning specified in Section 3.5(a).

“Second Reduction Amount” has the meaning specified in Section 11.7(c)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning specified in Section 3.1(a).

“Series B Preferred Stock” has the meaning specified in Section 3.1(b).

“Similar Transaction” has the meaning specified in Section 6.8.

“Software” means (i) any and all computer software, including all source and object code, (ii) machine readable databases and compilations, including any and all data and collections of data, and (iii) all content contained on the Company’s Internet site, www.thefeldgroup.com.

“Specified Employees” means Vince Accardo, Kenny Feld, Jan Marshall, Sam Moultrie, Matt Bieri, Amy Jones, Jim McCrory, Toby Pennycuff, Ed Robben, Mitch Seagraves, Mark Bilger, Mike Caruso, Gloria Olive, Russell Villemez, Tony Bianco, Janita Herrin, Luis Martin, Drew Newman and Janine Shelby.

“Specified Losses” has the meaning specified in Section 11.6(b).

“Stockholders” means the holders of any shares of capital stock of the Company.

“Surviving Corporation” has the meaning specified in Section 2.1.

“SUV” has the meaning specified in Section 3.5(a)

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, capital, sales, use, goods and services, withholding, value added, ad valorem, transfer, payroll, employment, social security, disability, occupation, asset, property, license, severance, documentary, stamp, excise, workers’ compensation, unemployment compensation, utility, severance, production, occupation, premium, windfall profits, transfer and gains taxes and duties, customs duties, unclaimed property claims and other taxes, duties and similar governmental charges, assessments, fees or levys imposed by or on behalf of any Governmental Authority and any interest, fines, penalties or additions relating to any such tax, duty, charge or assessment.

“Tax Return” means any declaration, return, report, information statement, or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Third Contingent Option Tranche” means the Contingent Options scheduled to vest, subject to the forfeiture provisions thereof, on or about the three-year anniversary of the Closing Date.

“Third Contingent Restricted Stock Tranche” means the Contingent Restricted Stock scheduled to vest, subject to the forfeiture provisions thereof, on or about the three-year anniversary of the Closing Date.

“Third Party Claim” has the meaning specified in Section 11.4(a).

“Third Party Claim Notice” has the meaning specified in Section 11.4(a).

“Top 9 Executives” means Charlie Feld, Steve Schuckenbrock, Mike Koehler, Stan Alexander, Keith Halbert, Monte Jones, Don Mann, Tom Nealon and Pat Steele.

“Trade Secrets” means any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public. Trade Secrets can include, by way of example, formulas, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing.

“Trademark Rights” means and includes all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, and all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), including the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefor, and all designs and logotypes related to such trademarks, in any and all forms, and all trademark registrations and applications for registration related to such trademarks.

“Trading Day” means a day on which the NYSE is open for trading.

“Transaction Agreements” means this Agreement and the agreements, instruments, documents and certificates to be executed at the Closing by any of the parties hereto in connection with the transactions contemplated by this Agreement.

“Transitioned Employees” has the meaning specified in Section 6.3(a).

“Warrant Adjustment” has the meaning specified in Section 11.7(a).

“Warrant Consideration” has the meaning specified in Section 3.1(a).

“Warrant Holders” has the meaning specified in Section 3.5(a).

“Warrant Holder Payment” has the meaning specified in Section 11.7(c)(iii).

“Warrant Holder Release” has the meaning specified in Section 3.4(b).

“Warrant Percentages” has the meaning specified in Section 3.5(b).

“Welfare Plan” has the meaning specified in Section 4.27(a).

“Working Capital” means the book value of all of the Company’s current assets, including accounts receivable and prepaid assets, minus the book value of all of the Company’s current liabilities, including accounts payable, customer deposits and accrued compensation, as reflected on the books and records of the Company as of 11:59 p.m. on December 31, 2003, all as determined in accordance with GAAP and on a basis consistent with the Latest Balance Sheet.

ARTICLE II.

THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”), the Merger will occur at the Effective Time (as defined below). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with applicable law. EDS shall not become subject to any debts, liabilities, obligations, restrictions, penalties or duties of the Company, Merger Sub, or the Surviving Corporation.

SECTION 2.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Dallas, Texas time on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article IX, at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas, unless another date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

SECTION 2.3 Effective Time.

(a) On the Closing Date, the parties shall file the Certificate of Merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”) or other appropriate documents, executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as specified in the Certificate of Merger (the “Effective Time”).

(b) Upon the occurrence of the Closing, and upon the terms and subject to the conditions herein, the parties hereto agree that the benefits and burden of the business and operations of the Company will be deemed to have transferred to EDS as of 12:00 a.m. on January 1, 2004. On the Closing Date, the Company will deliver to EDS a statement setting forth the expenses reasonably incurred by the Company in the ordinary course of business from January 1, 2004 through the Closing Date. In connection therewith, the Company will waive any and all consulting fees incurred with respect to services performed for EDS from January 1, 2004 through the Closing Date. In addition, the parties hereby agree to take any and all actions necessary or desirable to carry out the purposes of this Section 2.3(b).

SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

SECTION 2.5 Certificate of Incorporation and Bylaws. Upon consummation of the Merger, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter changed or amended in accordance with the provisions thereof and applicable law and (b) the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time until thereafter changed or amended in accordance with the provisions thereof and applicable law.

SECTION 2.6 Directors. The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

SECTION 2.7 Officers. The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

SECTION 2.8 Disclosure Schedule. The Company and FPI have prepared, executed and delivered to EDS as of the date of this Agreement, a disclosure schedule (the “Disclosure Schedule”), setting forth, among other things, certain information that, to the extent and as provided in this Agreement, qualifies certain representations and warranties of the Company and FPI made in this Agreement. Information contained in a Section or subsection of the Disclosure Schedule (or expressly incorporated therein) shall qualify only those representations and warranties of the Company and FPI made in the identically numbered Section or subsection of this Agreement, and shall not be deemed to qualify the representation or warranties made in any other Section or subsection. It is understood and agreed that inclusion of any specific item in the Disclosure Schedule is not intended to imply that the items so included are or are not material or within or outside the ordinary course of business. The information contained in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained in the Disclosure Schedule shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including, an admission of any violation of law or breach of any agreement. The Company and FPI may from time to time prior to the Closing by notice in accordance with the terms of this Agreement supplement or amend any Section of the Disclosure Schedule in order to add information or correct previously supplied information; provided, however, that no such supplement or amendment shall be deemed in any way to modify or qualify any of the representations or warranties set forth in this Agreement, which representations and warranties shall be modified or qualified only by the Disclosure Schedule in the form attached hereto on the date of this Agreement. No such amendment shall be evidence, in and of itself, that the representations and warranties contained in the corresponding Section are no longer true and correct in all material respects.

ARTICLE III.

EFFECT OF MERGER

SECTION 3.1 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the Company or Merger Sub or any action on the part of any holder of shares of capital stock of the Company:

(a) Conversion of Common Stock and Series A Preferred Stock. All shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) and all shares of Series A Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”), in each case issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 3.1(d)), will be converted automatically into the right to receive, in the aggregate and subject to the other provisions of this Agreement, (i) cash in the aggregate amount of $40,325,232, subject to adjustment pursuant to Section 3.3 (the “Cash Consideration”), and (ii) the EDS Warrants to be issued pursuant to Sections 3.4 and 3.5 (the “Warrant Consideration”). The Cash Consideration and the Warrant Consideration are collectively referred to herein as the “Merger Consideration.” As of the Effective Time, all such shares of Company Common Stock and Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder of a certificate representing any such shares of Company Common Stock or Series

A Preferred Stock shall cease to have any rights with respect thereto, except the right to direct the payment and issuance of the Merger Consideration in accordance with Section 3.4.

(b) Cancellation of Series B Preferred Stock. The aggregate amount of Merger Consideration payable or issuable hereunder, together with the aggregate amount of Restricted Stock, Options and cash bonuses payable or issuable pursuant to Section 8.2, is not sufficient to pay the full liquidation preference of the holders of the Company Common Stock and Series A Preferred Stock in accordance with the Company’s certificate of incorporation, and, therefore, the holders of the Company’s Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), are not entitled to any of such Merger Consideration or other amounts. As a result, as of the Effective Time: (i) each share of Series B Preferred Stock shall be canceled and retired and cease to exist, without any conversion thereof, and no consideration shall be delivered in exchange therefor, and (ii) each holder of a certificate representing any such shares of Series B Preferred Stock shall cease to have any rights with respect thereto.

(c) Merger Sub Common Stock. Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Cancellation of Treasury Stock. Each share of Company Common Stock, Series A Preferred Stock and Series B Preferred Stock that is owned by the Company as of the Effective Time shall automatically be canceled and retired and shall cease to exist, without any conversion thereof, and no consideration shall be delivered in exchange therefor.

SECTION 3.2 Dissenting Shares.

(a) Notwithstanding the provisions of Section 3.1, shares of capital stock of the Company held by each stockholder who has neither voted such shares in favor of the Merger nor consented thereto in writing and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL, and who has not effectively and irrevocably withdrawn or forfeited such right to such appraisal (“Dissenting Shares”) shall not be converted into, represent the right to receive, or be exchangeable for the Merger Consideration unless such stockholder shall have forfeited such stockholder’s right to appraisal under the DGCL or withdrawn, with the consent of the Company and EDS, his demand for appraisal. If such stockholder has forfeited or withdrawn his right to appraisal of Dissenting Shares, then, as of the Effective Time, or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the applicable Merger Consideration, if any, payable with respect thereto pursuant to the provisions of this Agreement.

(b) The Company shall give EDS (i) prompt written notice of any demands for appraisal of any shares of capital stock of the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) to the maximum extent permitted by law, the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. EDS shall confer with the Company before the Effective Time and with FPI after the Effective Time with respect to actions to be taken by EDS relating to the direction and control of negotiations or proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor FPI shall, except with the prior written consent of EDS, make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

SECTION 3.3 Adjustments to Merger Consideration.

(a) Reduction for Liabilities. Immediately prior to the Closing, the Cash Consideration shall be reduced by the actual amount of the Company’s indebtedness, payables or other obligations, contingent or otherwise, which in accordance with GAAP would be required to be presented on the Company’s balance sheet as liabilities (including any guarantees or other contingent obligations in respect of indebtedness of others) outstanding immediately before the Closing (other than those current liabilities to be taken into account for purposes of the working capital adjustment referred to in Section 3.3(b)). Immediately prior to Closing, the Company shall deliver to EDS a true and correct schedule of the Company’s outstanding indebtedness, payables or other obligations as of the Closing Date certified by the Chief Financial Officer of the Company. For the avoidance of doubt, no adjustment will be made with respect to (i) customary service delivery obligations of the Company to the extent contained in any customer contract entered into by the Company in the ordinary course of business and previously disclosed to EDS or (ii) the Company’s lease obligations to the extent contained in the lease agreement for the Company’s offices located at 6363 State Highway 161, Suite 100, Irving, Texas set forth in Section 4.13 of the Disclosure Schedule and as previously disclosed to EDS.

(b) Working Capital Adjustment.

(i) At Closing, if Working Capital exceeds $1,000,000, then the Cash Consideration shall be adjusted upward dollar-for-dollar in an amount equal to such excess, and if the Working Capital is less than $1,000,000, then the Cash Consideration shall be adjusted downward dollar-for-dollar in an amount equal to such shortfall. Immediately prior to Closing, the Company shall deliver to EDS a true and correct Working Capital schedule certified by the Chief Financial Officer of the Company. Upon request by EDS, the Company will provide supporting documentation and information that sets forth in reasonable detail how the Working Capital schedule was determined.

(ii) As soon as practicable, and in any event within 60 days after the Closing Date, EDS will cause to be prepared and delivered to MTV and SUV a statement of the final Working Capital (the “Final Working Capital”).

(iii) If within ten days after EDS delivers the statement of Final Working Capital to MTV and SUV (the “Objection Period”), either MTV or SUV notifies EDS of any objections to the calculation of the Final Working Capital, EDS and MTV and SUV will attempt in good faith to agree by the day which is 90 days after the Closing Date upon the Final Working Capital.

(iv) If EDS and MTV and SUV agree by the day which is 90 days after the Closing Date to a Final Working Capital amount (the “Agreed Final Working Capital Amount”) which is different from that shown on the Working Capital schedule delivered to EDS by the Company pursuant to Section 3.3(b)(i), and such difference exceeds $100,000, then:

(A) If the Agreed Final Working Capital Amount is greater than the Working Capital amount calculated by the Company and delivered in the Working Capital schedule pursuant to Section 3.3(b)(i) and the difference is in excess of $100,000, then EDS shall make payment to MTV and SUV in the applicable pro rata amount, either by check or wire transfer, for the amount of such difference that is in excess of $100,000;

(B) If the Agreed Final Working Capital Amount is less than the Working Capital amount calculated by the Company and delivered in the Working Capital schedule pursuant to Section 3.3(b)(i) and the difference is in excess of $100,000, then the amount of such difference that is in excess of $100,000 shall be deemed to be a Direct Claim Amount pursuant to Section 11.5 hereof and will be satisfied in accordance with Section 11.7 hereof subject to any applicable limitations in Section 11.6 (including the Cap Amount then in effect) but specifically excluding the limitation contained in Section 11.6(a).

If the difference between the Agreed Final Working Capital Amount and the Working Capital amount calculated by the Company and delivered in the Working Capital schedule pursuant to Section 3.3(b)(i) is not greater than $100,000, then there shall be no Working Capital adjustment (pursuant to this Section 3.3(b)(iv)).

(v) If either MTV or SUV objects to the calculation of the Final Working Capital during the Objection Period and MTV and SUV and EDS do not agree by the day which is 90 days after the Closing Date to a Final Working Capital, the matters in dispute (but no other matters) will be submitted to a firm of independent certified accountants mutually acceptable to EDS and MTV and SUV (the “Final Arbiter”), which firm will make a final and binding determination as to the matters in dispute within 45 days after its appointment. The Final Arbiter will send its written determination to EDS and MTV and SUV, together with a calculation of the Final Working Capital which results from that determination, at which point the determination of the Final Arbiter, and the resulting calculation of the Final Working Capital, will be binding on EDS and MTV and SUV, absent fraud or manifest error. If the difference between the Final Working Capital as determined by the Final Arbiter and the Working Capital schedule delivered by the Company pursuant to Section 3.3(b)(i) is greater than $100,000, then the parties agree to make the appropriate Working Capital adjustments in accordance with Section 3.3(b)(iv). If the difference between the Final Working Capital as determined by the Final Arbiter and the Working Capital schedule delivered by the Company is less than $100,000, then there shall be no Working Capital adjustment (pursuant to Section 3.3(b)(iv)). The fees and expenses of the Final Arbiter will be borne equally by EDS and MTV and SUV.

(c) Effective Adjustments. Any adjustments to the Cash Consideration pursuant to this Section 3.3 shall be deducted from, or added to, the Cash Consideration payable to the MTV and SUV as set forth on Schedule 3.4(a). The adjustments will be pro rata according to the amounts to which they would otherwise be entitled as set forth on Schedule 3.4(a).

SECTION 3.4 Payment of Merger Consideration. In full and complete satisfaction and discharge of its obligation to pay the Cash Consideration and to issue the Warrant Consideration, EDS shall pay or issue, or cause to be paid or issued, the Merger Consideration on behalf, for the benefit and at the direction of FPI, as the holder of all of the issued and outstanding shares of Company Common Stock and Series A Preferred Stock, as follows:

(a) EDS shall pay the Cash Consideration to the Persons and in the amounts specified in Schedule 3.4(a), with the amount payable to MTV and SUV to be subject to adjustment as contemplated in Section 3.3(c); provided, however, that as a condition to receiving its specified amount of the Cash Consideration, each such Person (other than MTV or SUV) shall execute and deliver a release, substantially in the form of Exhibit C-1 (the “Release”), for the benefit of the Company, FPI, the Surviving Corporation, EDS and their respective Affiliates.

(b) EDS shall issue the EDS Warrants to MTV and SUV in accordance with Section 3.5; provided, however, that as a condition to receiving its applicable portion of the Cash Consideration and the Warrant Consideration, MTV or SUV, each on behalf of itself and its applicable Affiliates, as applicable, shall (i) countersign each EDS Warrant to evidence its consent to the terms and provisions thereof, and (ii) execute and deliver a release, substantially in the form of Exhibit C-2 (the “Warrant Holder Release”), for the benefit of the Company, FPI, the Surviving Corporation, EDS and their respective Affiliates.

The approval of the Merger and the consummation of the transactions contemplated hereby, and adoption of this Agreement, by the Board of Directors and stockholders of the Company shall constitute approval of all the arrangements relating to the payment and issuance of the Merger Consideration in accordance with this Section 3.4.

SECTION 3.5 EDS Warrants. The EDS Warrants shall be issued, and the number of shares of EDS Common Stock issuable upon exercise thereof shall be determined, in accordance with this Section 3.5.

(a) At the Closing, EDS shall issue to Mobius Technology Ventures VI, L.P. (“MTV”) and Softbank U.S. Ventures VI, L.P. (“SUV,” and together with MTV, the “Warrant Holders”) a total of six warrants to purchase a specified number of shares of common stock, par value $0.01 per share (“EDS Common Stock”), of EDS (collectively, the “EDS Warrants”): two warrants are referred to herein as the “Closing Warrants”, two warrants are referred to herein as the “First Contingent Warrants”, and two warrants are referred to herein as the “Second Contingent Warrants” (together with the First Contingent Warrants, the “Contingent Warrants”). Each of the EDS Warrants will be substantially in the form of Exhibit B, with the applicable provisions thereof, as indicated therein, to be included in each of the Closing Warrants, the First Contingent Warrants and the Second Contingent Warrants.

(b) At the Closing, one Closing Warrant, one First Contingent Warrant and one Second Contingent Warrant will be issued to each of the Warrant Holders. The number of shares of EDS Common Stock issuable upon exercise of the EDS Warrants issued to MTV and SUV will correspond to 48.26% and 51.74%, respectively (the “Warrant Percentages”), of the aggregate number of shares of EDS Common Stock issuable upon exercise of all EDS Warrants. All EDS Warrants will expire on the five-year anniversary of the Closing Date. The exercise price for each share issuable upon exercise of the EDS Warrants will be equal to the Closing Sales Price (the “Exercise Price”). The aggregate number of shares of EDS Common Stock issuable upon exercise of all EDS Warrants will be determined by dividing $7,000,000 by the Black-Scholes Value, such that: (i) the aggregate number of shares of EDS Common Stock issuable upon exercise of the Closing Warrants will be determined by dividing $3,250,000 by the Black-Scholes Value, (ii) the aggregate number of shares of EDS Common Stock issuable upon exercise of the First Contingent Warrants will be determined by dividing $2,500,000 by the Black-Scholes Value and (ii) the aggregate number of shares of EDS Common Stock issuable upon exercise of the Second Contingent Warrants will be determined by dividing $1,250,000 by the Black-Scholes Value, in each such case rounded to the nearest whole share.

(c) The Closing Warrants will vest upon issuance and will not be subject to the forfeiture provisions of Section 11.7.

(d) The First Contingent Warrants will vest on March 31, 2005 and will be subject to the forfeiture provisions of Section 11.7 unless an escrow account is established and funded in accordance with Section 11.7(e)(i), in which case the First Contingent Warrants shall become immediately vested and released from the forfeiture provisions of Section 11.7. The First Contingent Warrants shall be deposited in escrow with the Secretary of EDS until they are no longer subject to the forfeiture provisions of Section 11.7, after which EDS shall promptly deliver the same to the Warrant Holders.

(e) The Second Contingent Warrants will vest on the three-year anniversary of the Closing Date and will be subject to the forfeiture provisions of Section 11.7 unless an escrow account is established and funded in accordance with Section 11.7(e)(ii), in which case the Second Contingent Warrants shall become immediately vested and released from the forfeiture provisions of Section 11.7. The Second Contingent Warrants shall be deposited in escrow with the Secretary of EDS until they are no longer subject to the forfeiture provisions of Section 11.7, after which EDS shall promptly deliver same to the Warrant Holders.

SECTION 3.6 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of each of EDS, the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND FPI

Each of the Company and FPI, jointly and severally, hereby represent and warrant to EDS and Merger Sub that, except as set forth in the applicable section of the Disclosure Schedule:

SECTION 4.1 Organization; Power; and Authority. Each of the Company and FPI is duly organized and validly existing under the laws of the State of Delaware, and is qualified and in good standing to transact business in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not have a Company Material Adverse Effect. Each of the Company and FPI has all requisite power and authority to execute, deliver and perform its respective obligations under the Transaction Agreements and to consummate the transactions contemplated hereby and thereby to be consummated by it. Each of the Company and FPI has all power needed to own or lease and operate its assets and to carry on its business as it is now being conducted.

SECTION 4.2 Authorizations; Execution; and Validity.

(a) The execution and delivery of the Transaction Agreements by each of the Company and FPI, the performance of the Transaction Agreements by each of the Company and FPI and the consummation by each of the Company and FPI of the transactions contemplated hereby and thereby to be consummated by it, have been duly authorized by all necessary action and no other action on the part of either the Company or FPI is necessary with respect thereto. The Transaction Agreements, when duly and validly executed and delivered by the Company and FPI, will constitute valid and binding obligations of the Company and FPI, and will be enforceable against each of the Company and FPI in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

(b) Without limiting the generality of paragraph (a) above, the Board of Directors of the Company, at a meeting duly called and held, (i) has determined that the Merger, this Agreement and the transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its Stockholders, (ii) has approved this Agreement, and (iii) has resolved to recommend that the Stockholders of the Company entitled to vote thereon adopt and approve the Merger, this Agreement and the transactions contemplated hereby and adopt and approve any and all other matters required by Law or the Company’s certificate of incorporation or bylaws to be submitted to the Stockholders of the Company in connection therewith.

(c) Without limiting the generality of paragraph (a) above, the Company has obtained the necessary approvals of the Stockholders of the Merger and the related matters by obtaining written consents setting forth the action so taken signed by the holders of the requisite number of the outstanding shares of Common Stock and Series A Preferred Stock in accordance with Section 228 of the DGCL. Except as set forth on Section 4.2(c) of the Disclosure Schedule, each of the holders of the issued and outstanding shares of Series B Preferred Stock has (i) consented to the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) waived any dissenters’, appraisal or similar rights with respect to the Merger. Without limiting the generality of the foregoing, the Company, FPI and the holders of a majority of the outstanding shares of Series B Preferred Stock have executed and delivered an agreement, a copy of which has been provided to EDS, complying with the proviso set forth in Article IV, Section 3(e)(iii) of the Company’s certificate of incorporation.

SECTION 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, (ii) 34,322,600 shares of Series A Preferred Stock and (iii) 848,750 shares of Series B Preferred Stock. There are an aggregate of 100,000 shares of Company Common Stock, 19,410,000 shares of Series A Preferred Stock and 848,749 shares of Series B Preferred Stock outstanding, all of which shares are owned of record and beneficially, by the Stockholders. All of such shares of Company Common Stock, Series A Preferred Stock and, to the extent owned or held by FPI, MTV or SUV, or any of their Affiliates, Series B Preferred Stock are, and to the Company’s Knowledge all other shares of Series B Preferred Stock are, free and clear of any Liens (other than those imposed by federal and state securities laws). Section 4.3(a) of the Disclosure Schedule sets forth a true and complete list of all the holders of capital stock of the Company and the number of shares and class and series of capital stock owned beneficially or of record by each holder. No holder of any shares of Series B Preferred Stock, acting in its capacity as such, is entitled to vote or receive any consideration in connection with this Agreement, the Merger or any other transaction contemplated hereby, whether under the certificate of incorporation or bylaws of the Company, any Contract to which the Company is a party or by which its assets or properties are bound or under any applicable Law or Order. All shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth in Section 4.3(a) of the Disclosure Schedule, there are no outstanding options, subscriptions, warrants, calls, commitments or other rights obligating the Company to issue or sell any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, or otherwise requiring the Company to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of the Company or any rights to participate in the equity or net income of the Company. All of the issued shares of the Company’s capital stock were issued, and to the extent purchased by Stockholders or transferred, have been so purchased or transferred, in compliance with all applicable Laws, including federal and state securities laws, and any preemptive rights and any other statutory or contractual rights of any Stockholders. Except as set forth in Section 4.3(a) of the Disclosure Schedule, there are not any stockholders’ agreements, voting trusts or other agreements or understandings between or among any Stockholders or to which the Company is a party or by which it is bound with respect to the transfer or voting of any of its capital stock.

(b) Section 4.3(b) of the Disclosure Schedule sets forth the name and Interest (as such term is defined in the Amended and Restated Limited Partnership Agreement of FPI (the “Partnership Agreement”)) of each Partner (as defined in the Partnership Agreement) of FPI as of the date hereof. All of the outstanding partnership Interests have been duly authorized and validly issued, and are fully paid and non-assessable. There are no outstanding options, subscriptions, warrants, calls, commitments or other rights obligating FPI to issue or sell any of its partnership Interests or any securities convertible into or exercisable for any of its partnership Interests, or otherwise requiring FPI to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of partnership Interests of FPI or any rights to participate in the equity or net income of FPI. Except as set forth on Section 4.3(b) of the Disclosure Schedule, each of the holders of the partnership interests of FPI has consented to the manner in which (i) the Merger Consideration will be paid on behalf, for the benefit and at the discretion of FPI pursuant to Section 3.4 and (ii) the consideration payable or issuable pursuant to Section 8.2 will be paid or issued.

SECTION 4.4 No Defaults or Conflicts. Except as set forth on Section 4.4 of the Disclosure Schedule, neither the execution and delivery by the Company or FPI of the Transaction Agreements nor the consummation or performance by the Company or FPI of the transactions contemplated by the Transaction Agreements to be consummated or performed by it (i) results in any violation of the certificate of incorporation or bylaws of the Company or the Certificate of Limited Partnership or Partnership Agreement of FPI; or (ii) violates or conflicts with, or constitutes a breach of any of the terms or provisions of or a default under, or results in the creation or imposition of any Lien upon any property or asset of the Company, the trigger of any charge, payment or requirement of consent, cancellation right, change of control event, or the acceleration or increase of the maturity of any payment date under: (A) any Contract or (B) any applicable Law or Order to which the Company or FPI any of its properties is subject, except, in the case of clause (ii) above, for any such conflicts, violations, breaches, defaults, terminations, charges, payments, consents, change of control events, cancellations, accelerations, increases in maturity or Liens which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.5 Subsidiaries. The Company does not directly or indirectly have (or possess any options or other rights to acquire) any subsidiaries or any direct or indirect ownership interests in any Person, association, joint venture, or trust.

SECTION 4.6 Consents. Subject to compliance with the HSR Act and except as set forth on Section 4.6 of the Disclosure Schedule, neither the execution and delivery by the Company or FPI of the Transaction Agreements nor consummation or performance by the Company or FPI of the transactions contemplated by such Transaction Agreements to be consummated or performed by it will require prior to the Closing any consent from, authorization or approval or other action by, notice to or declaration, filing or a registration with, any Governmental Authority or any other third party, except for any consents, authorizations, approvals or other actions, which, if not obtained, and such notices, declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.7 Financial Statements. Attached hereto on Section 4.7 of the Disclosure Schedule are correct and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2002, together with the related statements of operations and operating cash flows for the fiscal year ended on such date, and (ii) the unaudited consolidated balance sheet of the Company as of November 30, 2003 (the “Latest Balance Sheet”), together with the related statements of operations and operating cash flows for the period ended on such date (collectively, the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company, (ii) contain figures that arose out of bona fide licenses, sales and deliveries of goods, performance of services or other bona fide business transactions, (iii) except as set forth on Section 4.7 of the Disclosure Schedule, are true, complete and correct in all material respects, and (iv) present fairly, in all material respects, the financial position of the Company as of the dates indicated, and the results of its operations and cash flows for the periods presented, in conformity with GAAP, consistently applied, except for the absence of footnote disclosures and customary year-end adjustments in the interim financial statements, none of which such year-end adjustments, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.8 Undisclosed Liabilities. Except as specifically reflected in the Latest Balance Sheet or disclosed on Section 4.8 of the Disclosure Schedule, there were as of the date of the Latest Balance Sheet no liabilities, indebtedness or obligations (whether absolute or contingent, asserted or unasserted, due or to become due) against, relating to or affecting the Company that could, individually or in the aggregate, have a Company Material Adverse Effect. Since the date of the Latest Balance Sheet, the Company has not incurred any liabilities, indebtedness or obligations (whether absolute or contingent, asserted or unasserted, due or to become due) other than liabilities, indebtedness and obligations incurred after such date in the ordinary course of business or liabilities, indebtedness and obligations disclosed on Section 4.8 of the Disclosure Schedule.

SECTION 4.9 Indebtedness. As of the Closing, the Company will not be liable for any indebtedness owed to any Related Party or any employees or former employees of the Company or FPI. To the extent any amounts were owed by the Company to any Related Party or any employees or former employees of the Company or FPI prior to the Closing, such indebtedness has been or will be cancelled and recharacterized by the applicable Related Party or employee or former employee of the Company or FPI as a capital contribution to the Company, except for up to $1,109,112.32 owed by the Company to Feld Co-Investment Partnership, L.P., which indebtedness which may be paid in part or in full and extinguished prior to Closing.

SECTION 4.10 Accounts Receivable. All of the accounts, notes, and loans receivable that have been recorded on the books of the Company are bona fide and represent amounts validly due. No account debtor has asserted any setoff, deduction, or defense with respect thereto, and, to the Company’s Knowledge, no account debtor has any valid setoff, deduction, or defense. All of such accounts, notes and loans receivable are free and clear of any Liens (other than Permitted Liens), or other charges; none of such accounts, notes, or loans receivable are subject to any offsets or claims of offset. None of the obligors of such accounts, notes, or loans receivable has given notice that they will or may refuse to pay the full amount thereof or any portion thereof. Since September 30, 2003, the Company has collected accounts receivable only in the ordinary course of business and in accordance with its regular collection practices and has not granted any rebates, discounts, advances or allowances to any customers and has not otherwise sold, discounted or disposed of any accounts receivable.

SECTION 4.11 Absence of Changes. Except as set forth in Section 4.11 of the Disclosure Schedule, since November 30, 2003, there has not occurred any Company Material Adverse Effect. Since November 30, 2003, the Company has not taken or failed to take any action the taking of which or failure of which to take, as the case may be, would have breached any of the provisions of Section 6.4 if they had then been applicable to the Company during such period.

SECTION 4.12 Owned Real Property. The Company does not own any real property.

SECTION 4.13 Leased Real Property.

(a) Section 4.13 of the Disclosure Schedule contains a complete and correct list of all real property leases and any and all amendments thereto relating to the leased real property to which the Company is a party or is bound (the “Real Property Leases”). The Company has made available to EDS correct and complete copies of the Real Property Leases and, to the extent in the possession of the Company, all surveys, appraisals and title insurance policies relating to the Real Property Leases. Except as disclosed on Section 4.13 of the Disclosure Schedule, (i) each of the Real Property Leases is in full force and effect, and, to the Company’s Knowledge, is enforceable against the landlord which is party thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies), (ii) there are no subleases under the Real Property Leases and none of the Real Property Leases has been assigned by the Company, (iii) no notices of default or notices of termination have been received by the Company with respect to the Real Property Leases which have not been withdrawn or canceled, and (iv) the Company is not, and to the Company’s Knowledge, no other party is, in default under any Real Property Lease.

(b) The Company has not received written notice of a proceeding in eminent domain or other similar proceeding affecting property listed on Section 4.13 of the Disclosure Schedule.

SECTION 4.14 Title to Assets; Condition and Sufficiency of Assets.

(a) The Company has good and marketable title to its property and assets, as reflected in the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens. Without limiting the generality of the foregoing, except as set forth on Section 4.14(a) of the Disclosure Schedule, the Company owns all right, title and interest in and to the Software in which the Company purports to have an ownership interest, including the Core Software Programs.

(b) To the Company’s Actual Knowledge, (i) the properties and assets owned or leased by the Company are adequate and sufficient for the normal operation of the Company’s business, as currently conducted, and (ii) the Company owns or has valid license or leasehold interests, free and clear of all Liens (other than the Permitted Liens and those Liens in the applicable lease agreement which are listed on Section 4.14 of the Disclosure Schedule), in all of the properties and assets which are used or held for use in the business or operations of the Company, or are necessary to conduct the business of the Company, in substantially the same manner as currently conducted, except for assets or services used by businesses generally such as the Internet, the public telephone network and public utilities.

(c) The business of the Company, as currently being conducted, has been conducted solely by the Company and not through any Affiliate, joint venture or other Person. Neither FPI nor any of its Affiliates, other than the Company, own any right, title or interest in or to the properties or assets used or held for use in connection with the business of the Company.

(d) The properties and assets owned or leased by the Company and the improvements and structures (and the fixtures and appurtenances thereto) located on the real property subject to the Real Property Leases are (i) generally in good working order, reasonable wear and tear excepted, and (ii) suitable for the uses for which they are intended.

SECTION 4.15 Insurance. Section 4.15 of the Disclosure Schedule contains a true and complete list of all insurance policies, and formal self-insurance programs, other forms of insurance and all fidelity bonds currently held by or applicable to the Company and its owned or leased properties, employees or Employee Benefit Plan fiduciaries. Section 4.15 of the Disclosure Schedule describes (a) whether each insurance policy listed on Section 4.15 of the Disclosure Schedule is occurrence-based or claims made-based and (b) each pending claim thereunder for more than $10,000 per claim. All insurance policies listed on Section 4.15 of the Disclosure Schedule have been made available to EDS and are subject to the deductibles or retentions referenced on Section 4.15 of the Disclosure Schedule. The Company maintains insurance in coverages and amounts reasonably believed by the Company to be customary in the industry and adequate for the Company’s business. The Company is not in material default with respect to any provision in any current policy maintained by the Company and all such insurance is in full force and effect. Except as set forth in Section 4.15 of the Disclosure Schedule, the Company has not received any notice of cancellation or nonrenewal of any such insurance policy. The Company has not failed to give any notice or present any claim for more than $10,000 under any of the policies in due and timely fashion. Except as set forth in Section 4.15 of the Disclosure Schedule, the Company has not been refused any insurance with respect to its assets, properties or businesses, nor has any coverage been materially limited by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance during the last three years. Except as set forth on Section 4.15 of the Disclosure Schedule, no further payments of premiums will be due following the Closing by the Company with respect to insurance coverages prior to the Closing and no event relating to the Company has occurred which will result in a retroactive upward adjustment of premiums under any such insurance coverage or which is likely to result in any prospective upward adjustment in such premiums. To the Company’s Knowledge, neither this Agreement, nor any of the transactions contemplated by this Agreement to occur at the Closing, will adversely affect the Company’s coverage with respect to periods prior to the Closing under the terms of the insurance policies or programs.

SECTION 4.16 Contracts.

(a) Material Contracts. Other than (i) Real Property Leases, (ii) Benefit Plans, (iii) Contracts listed on Section 4.25(b) of the Disclosure Schedule and (iv) Intellectual Property Licenses, each applicable subpart of Section 4.16 of the Disclosure Schedule lists, as of the date hereof, all of the following Contracts to which the Company is a party or by which its assets are bound (the “Material Contracts”):

(i) any individual Contract which is an exclusive dealing, requirements or take-or-pay agreement;

(ii) Contracts which establish a partnership, joint venture, or other similar arrangement;

(iii) any Contract (i) relating to the borrowing of money by or on behalf of, or the extension of credit to, the Company, (ii) evidencing any indebtedness or other liabilities of the Company or the guarantee by the Company of indebtedness or other liabilities of any other Person, (iii) evidencing any keep-well or similar obligations of the Company with respect to another Person, or (iv) relating to the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) of more than $10,000;

(iv) any Contract or other instrument evidencing, creating or suffering to exist any material Liens of any kind on the properties and assets of the Company;

(v) any Contract which provides for payments that are conditioned on or result from, in whole or in part, a change of control of the Company or a change of management of the Company;

(vi) any Contract which relates to marketing, sales or advertising and provides for aggregate future payments of more than $10,000;

(vii) any Contract under which the Company has guaranteed the obligations of any Person, agreed to indemnify any Person (other than in the ordinary course of business), or agreed to share Tax liability with any Person;

(viii) any Contract which relates to the acquisition by the Company of any of the capital stock or substantial portion of the assets of another Person;

(ix) any Contract pursuant to which the Company has granted, or agreed to grant, to another Person exclusive rights with respect to any goods or services, items of Software or territory;

(x) any Contract pursuant to which the Company has granted, or agreed to grant (whether or not any requirement such as the giving of notice, the lapse of time or the happening of any further condition, event or act has been satisfied), to another Person the right to sublicense or transfer any Software;

(xi) any Contract pursuant to which the Company has delivered to another Person, or granted or agreed to grant (whether or not any requirement such as the giving of notice, the lapse of time or the happening of any further condition, event or act has been satisfied) to another Person the rights to obtain, any source code to any Software (including any source code escrow Contract);

(xii) any Contract which restricts the right of the Company to compete in any way with any other Person, or which contains covenants pursuant to which any non-natural Person has agreed not to compete, or otherwise restricts a Person’s ability to engage freely, in any part of the Company’s business, other than the Company’s standard Employee Proprietary Information Agreement (which restricts the confidentiality of the Company’s proprietary information), a copy of which has been provided to EDS;

(xiii) any Contract or commitment that provides for the provision of any goods or services to the Company for aggregate future payments of more than $10,000 and that is not terminable on 30 days’ written notice without penalty (other than customary maintenance agreements relating to computer equipment or Software used by the Company, the terms of which contain no liabilities (other than to pay for the maintenance services) or material obligations);

(xiv) any Contract which provides for the sale or lease after the date hereof of any of the assets of the Company other than in the ordinary course of business;

(xv) any Contract which binds the Company to make payments to any director or any former director of the Company;

(xvi) any Contract and commitment requiring the consent of, or the waiver by, any suppliers, distributors, customers, licensees, licensors, insurers or other Persons in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby on the part of the Company; and

(xvii) any other Contract not listed above that requires aggregate future payments of $10,000 or more and relates to the operation of the business of the Company.

(b) Each Material Contract disclosed or required to be disclosed pursuant to this Section 4.16 is in full force and effect, constitutes a legal, valid and biding obligation of the Company and, to the Company’s Knowledge, the other parties thereto, and is enforceable against each of them in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies). Except for obtaining the consents required under any of the Contracts set forth in Section 4.16(xvi) of the Disclosure Schedule, the terms of each such Material Contract allow the succession of the Company by the Surviving Corporation as party thereto (and on the Effective Time, the Surviving Corporation will so succeed the Company) pursuant to the transactions contemplated hereby without requiring any payment to any Person or any waiting period, payment of any charge, fee or expenses or any notice to any Person, including any transfer fee, relicensing fee or other fee with respect to Software. Except in the case of any Contracts as to which consent is required as disclosed in Section 4.16(xvi) of the Disclosure Schedule, the enforceability of each Material Contract disclosed or required to be disclosed pursuant to any clause of Section 4.16, will not be affected in any manner by the execution and delivery of this Agreement, the performance by the parties of their obligations hereunder and the consummation of the transactions contemplated hereby. Except as set forth in Section 4.4 of the Disclosure Schedule, neither the Company nor, to the Company’s Knowledge, any other party to any such Material Contract is in breach or default thereunder, no notice of default, defense, offset, counterclaim, termination, cancellation or acceleration has been received or provided by the Company in connection therewith and, to the Company’s Knowledge, no event has occurred that would constitute a breach, violation or default or give rise to any right of offset, counterclaim, termination, cancellation or acceleration thereunder (with or without notice or lapse of time or both). The Company does not have any present expectation or intention of not fully performing any Material Contract substantially in accordance with its terms. The Company does not know or have reason to know of any threat to cancel, or not to renew or extend, any Material Contract by any party thereto. There are no material disputes with respect to any such Material Contract.

SECTION 4.17 Customers. Section 4.17 of the Disclosure Schedule lists the names of all customers of the Company which contributed for the twelve months immediately preceding the date hereof, more than $50,000 of orders and use of services from the Company. Except as set forth on Section 4.17 of the Disclosure Schedule, no such customer has canceled or otherwise terminated, or threatened to cancel, terminate or materially modify in any manner, its relationship with the Company.

SECTION 4.18 Suppliers. Set forth on Section 4.18 of the Disclosure Schedule is a list of the ten suppliers that accounted for the largest dollar volume of purchases by the Company for the nine months ended September 30, 2003 (the “Material Suppliers”). No Material Supplier has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company during the twelve months immediately preceding the date hereof or has during such period materially decreased, or threatened to materially decrease or materially limit, its services, supplies or materials to the Company. The Company has not received any notice during the twelve months immediately preceding the date hereof that any Material Supplier intends to cancel or otherwise materially modify its relationship with the Company or to materially decrease or materially limit its services, supplies or materials to the Company.

SECTION 4.19 Litigation; Orders. Section 4.19 of the Disclosure Schedule lists all Legal Proceedings pending or, to the Company’s Knowledge, threatened against or affecting the Company or FPI or any of its directors, officers or assets. Neither the Company nor FPI is subject to any Order. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby. There are no Legal Proceedings pending against or, to the Company’s Knowledge, threatened against the Company that questions the validity or legality of any of the Transaction Agreements or any action taken or to be taken by the Company pursuant to the Transaction Agreements.

SECTION 4.20 Compliance with Laws. Except as set forth on Section 4.20 of the Disclosure Schedule, the Company has complied, and is in compliance, in all material respects, with all Laws and Orders applicable to its business and has filed with the proper Governmental Authorities all material statements and reports required by the Laws and Orders to which the Company or any of its properties or operations are subject. The operation of the properties and business of the Company in the manner in which it is now and has been operated does not violate in any material respect any zoning ordinances, municipal regulations, or other rules, regulations, or Laws. No covenants, easements, rights-of-way, or regulations of record impair in any material respect the use of the properties of the Company for the purposes for which they are now operated. No claim has been made by any Governmental Authority (and, to the Company’s Knowledge, no such claim is anticipated) to the effect that the business conducted by the Company fails to comply with any Law.

SECTION 4.21 Permits. Attached hereto as Section 4.21 of the Disclosure Schedule is a list of all material Permits held or applied for by the Company. The Company has all Permits that are necessary for its business. There has occurred no material default under any such Permits. There are no pending Legal Proceedings relating to the suspension, revocation or modification of any such Permits. There are no pending Legal Proceedings with respect to any alleged failure by the Company to have any Permit. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in any suspension, revocation, cancellation or invalidation of any Permit that is necessary for the conduct of the Company’s business.

SECTION 4.22 Environmental Laws. The Company is in compliance with all Environmental Laws in all material respects. The Company possesses and is in compliance in all material respects with all Environmental Permits. The Company is not subject to any Orders that relate to any Environmental Law, the Company is not subject to any Environmental Claims and, to the Company’s Knowledge, no unresolved Environmental Claims have been asserted or threatened in writing against the Company. There has been no Environmental Release at any of the properties currently or formerly owned or operated by the Company (during, or to the Company’s Knowledge, prior to the time such properties were owned or operated by the Company) or, to the Company’s Knowledge, a corporate predecessor in interest for which the Company would be liable. There is not now, there has not been at any time during which the Company has owned, leased or occupied any real property, nor to the Company’s Knowledge, has there ever been, on, in or around any of the real property owned, leased or occupied by the Company any of the following: (i) landfills, dumps, or surface impoundments; (ii) any asbestos containing materials or presumed asbestos containing materials; (iii) any polychlorinated biphenyls; or (iii) any underground and/or above-ground storage tanks. The Company has received no written notices of and to the Company’s Knowledge there has not been any Environmental Claims against any facilities that may have received Hazardous Materials generated by the Company or any corporate predecessor in interest for which the Company would be liable. The Company has obtained all Permits, if any, required under any Environmental Laws required to operate the facilities, assets and business of the Company, such Permits are in full force and effect and any renewal applications have been timely made, and the Company is in compliance in all material respects with the terms and conditions of all such Permits. The Company has submitted all filings, reports and notices required under Environmental Laws in connection with the operation of its business. To the Company’s Knowledge, there are no facts, circumstances, or conditions that would require significant capital expenditures in order for the facilities, assets and business of the Company to maintain compliance with Environmental Laws in the future. The Company has delivered to, or made available for review by, EDS true and complete copies of all environmental reports, studies, investigations or correspondence regarding any environmental liabilities of the Company or any environmental conditions at any property operated by the Company or any corporate predecessor in interest for which the Company would be liable which are in possession of the Company.

SECTION 4.23 Patents, Trademarks and Similar Rights.

(a) The Company owns or is properly licensed to use all Intellectual Property used in the conduct of the business of the Company as of the date of this Agreement. Except as set forth on Section 4.23(a) of the Disclosure Schedule, the Company does not have any Patent Rights, Trademark Rights, or Copyrights that are either the subject of a pending application or are issued or registered. Section 4.23(a) of the Disclosure Schedule sets forth a true and complete list and summary description of all (i) registered Trademark Rights and pending applications for the same in which the Company has an ownership interest (including a security interest), (ii) Internet domain names in which the Company has an ownership interest (including a security interest), (iii) Patent Rights comprising an issued patent or pending application (whether regular, provisional, or otherwise) in which the Company has an ownership interest (including a security interest), (iv) registered Copyrights and pending applications for the same in which the Company has an ownership interest (including a security interest), and (v) material written licenses to which the Company is a party which grant licenses to Intellectual Property (including Software) of any third Person (the “Intellectual Property Licenses”).

(b) All officers and employees of the Company who have created any Intellectual Property for the Company have executed written contracts that irrevocably transfer all of their rights, title and ownership in and to any such Intellectual Property to the Company.

(c) The Company has taken reasonable measures to protect the confidential and proprietary nature of the Trade Secrets and all other confidential information material to the business of the Company. Section 4.23(c) of the Disclosure Schedule sets forth a list of all written contracts with each current agent, consultant, distributor or licensee of the Company (“Confidentiality Contract”) pursuant to which such agent, consultant, distributor or licensee acknowledges and agrees that (i) the Trade Secrets are and shall remain the sole and exclusive property of, and may be confidential to, the Company, and (ii) the Trade Secrets are not to be used or disclosed to any Person other than as specifically authorized by the Company or required by Law. Each of the Confidentiality Contracts and any employee contracts relating to the Intellectual Property owned by the Company was and is in full force and effect, and constitutes the legal, valid, and binding obligation of the Company, and each other Person who is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies. To the Company’s Knowledge, no Person which is a party to any Contract with the Company concerning the confidentiality of the Trade Secrets is in violation of, or in default under, any term or provision of such Contract which relates to the Trade Secrets.

(d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not have any effect on the Company’s Intellectual Property rights contained in any material Contracts related to Intellectual Property.

(e) The Company possesses all right, title and interest in and to all Intellectual Property in which the Company purports to have an ownership interest or which has been created for the Company by its officers, directors, employees, consultants, agents and other individuals associated with the Company (the “Owned Intellectual Property”) free and clear of any Lien or other ownership interest of any third Person (other than the

Permitted Liens). Other than as set forth on Section 4.23(e) of the Disclosure Schedule, the Company has not granted to any Person or obligated itself to grant to any Person any license, option, or other right in or with respect to any of the Owned Intellectual Property, whether or not requiring payment to the Company. Except as set forth on Section 4.23(e) of the Disclosure Schedule, no Person has either asserted any rights in or offered to grant the Company a license or any other right of use with respect to the Owned Intellectual Property. Except as set forth on Section 4.23(e) of the Disclosure Schedule, the Company does not have any obligation to compensate any Person for any development, license, use, sale, distribution or modification of any of the Owned Intellectual Property. None of the Owned Intellectual Property was developed as part of the performance of any obligation for any third Person which would require the taking of any action, whether or not actually taken, in order for all rights to the Owned Intellectual Property to become vested in, or retained by the Company.

(f) Other than the Owned Intellectual Property and the Intellectual Property licensed to the Company (the “Licensed Intellectual Property”), there is no other Intellectual Property currently used or necessary for use for the conduct of the business of the Company as currently conducted.

(g) Neither the Company nor, to the Company’s Knowledge, any other party, is in breach of or default under any Intellectual Property license or any other Contract or legal requirement relating to the Owned Intellectual Property or any Licensed Intellectual Property. Each license to Intellectual Property to which the Company is a party is valid and in full force and effect.

(h) The development, license, use, sale, distribution, modification, and other exploitation of the Owned Intellectual Property and the Licensed Intellectual Property have not infringed on or otherwise violated the rights of any other Person or constituted an unlawful disclosure, use, or misappropriation of the right or rights of any other Person.

(i) Except as set forth on Section 4.23(i) of the Disclosure Schedule, there is (i) no suit, action, complaint, Legal Proceeding, opposition, petition to cancel, interference, re-examination or audit pending, or threatened, with respect to, and (ii) no outstanding Order concerning, any of the following: (A) the Owned Intellectual Property and the Licensed Intellectual Property, or (B) any moral rights or rights of publicity of the Company or any third party or (C) any right of the Company to develop, license, use, sell, distribute or modify the Owned Intellectual Property and the Licensed Intellectual Property.

(j) The Company has not agreed to indemnify any person against any charge of infringement or other violation with respect to any Intellectual Property, other than, as described on Section 4.23(j) of the Disclosure Schedule, customers of the Company.

(k) The Company has not (a) infringed, misappropriated, otherwise violated, or (b) contributed to the infringement, misappropriation or other violation by others, or (c) induced infringement, misappropriation or other violation by others of the Intellectual

Property rights of a third Person. Except as set forth on Section 4.23(k) of the Disclosure Schedule, the Company has not received any assertion, complaint, demand or any notice whatsoever alleging any such infringement, misappropriation or other violation.

(l) Except as set forth on Section 4.23(l) of the Disclosure Schedule, to the Company’s Knowledge, no third party is infringing upon, misappropriating, or otherwise violating rights to the Owned Intellectual Property.

(m) Except as set forth on Section 4.23(m) of the Disclosure Schedule, no complaint, allegation, charge or any assertion whatsoever that any Owned Intellectual Property is invalid, unenforceable, incomplete, or defective in any other way, has been made by the Company, any representative of the Company including any officer, employee, consultant, agent or attorney, or any third Person.

(n) To the Company’s Knowledge, there are no patents, patent applications, inventions, improved procedures or methods of manufacture that would reasonably be expected to have a Company Material Adverse Effect on the validity or enforceability of the Owned Intellectual Property.

(o) The Company has the right, which is non-terminable and not subject to expiration or revocation, to develop, license, control, regulate the use of, or otherwise exploit the Owned Intellectual Property and the Licensed Intellectual Property without any valid legal or equitable claim by, or payment or other obligation owing to, or consent from, any Person.

(p) All Copyrights used in the business of the Company, other than Copyrights constituting Licensed Intellectual Property evidenced by a written license, consist exclusively of (i) “works made for hire” as that term is used in Title 17 of the United States Code and are owned by the Company and (ii) works developed by independent contractors or consultants engaged by the Company which have assigned to the Company their entire right, title and interest in and to the work or works produced, pursuant to a valid and enforceable written Contract. The Intellectual Property used in the business of the Company, other than Licensed Intellectual property evidenced by a written license, does not include (i) any Intellectual Property in which any Person other than the Company has or may acquire any right of ownership, control or compensation, or (ii) any Invention, Copyrights, Trade Secrets or Patent Rights made by or previously owned by (A) any employee of the Company at any time other than during his employment, (B) any independent contractor or consultant engaged by the Company who is or was not subject to a Contract requiring assignment of all Intellectual Property to the Company. None of the Intellectual Property used in the business of the Company, other than Licensed Intellectual property evidenced by a written license, is the product of a joint invention or authorship where at least one of the inventors or authors was not an employee of the Company and was not otherwise obligated by a Contract to assign all of his or her rights to the Company other than as set forth on Section 4.23(p) of the Disclosure Schedule.

(q) To the Company’s Knowledge, there is no Internet domain name registered to a third Person that is confusingly similar to any Trademark Rights of the Company. The Company has not adopted an Internet domain name confusingly similar to any Trademark Rights of any third Person.

(r) To the Company’s Knowledge, there is no Internet domain name registered to a third Person that disparages, criticizes or is derogatory in any way towards the Company. To the Company’s Knowledge, there is no World Wide Web site operated by a third Person that disparages, criticizes or is derogatory in any way towards the Company. The Company does not have an ownership interest in, a license to, or control over an Internet domain name that has been registered and that disparages, criticizes or is derogatory in any way towards any third Person. The Company does not operate or control, either directly or indirectly, any World Wide Web site that disparages, criticizes, or is derogatory in any way towards a third Person.

(s) To the Company’s Knowledge, the Company does not operate or control, either directly or indirectly, any World Wide Web site that uses any Trademark Rights of any third Person, or any confusingly similar variation thereof, in any part of the World Wide Web site, including in metatags or in hidden text. To the Company’s Knowledge, there is no World Wide Web site of any third Person that, without authorization, includes any Trademark Rights of the Company in any part of the World Wide Web site, including in metatags or in hidden text.

(t) For purposes of this paragraph, the term “framing” refers to operating a World Wide Web site that combines data from the World Wide Web site with data from another World Wide Web site operated by a third Person, without authorization. For purposes of this paragraph, the term “deep linking” refers to the operation of a World Wide Web site that obtains data from another World Wide Web site operated by a third Person, without authorization, while bypassing the home page of the World Wide Web site operated by the third Person. The Company does not operate or control, either directly or indirectly, any World Wide Web site that employs framing or deep linking. To the Company’s Knowledge, there is no World Wide Web site of any third Person that employs framing or deep linking with respect to any World Wide Web site owned or controlled, either directly or indirectly, by the Company.

(u) Except as disclosed in Section 4.23(u) of the Disclosure Schedule, the Company does not operate or control, either directly or indirectly, any World Wide Web site that contains hyperlinks to any World Wide Web site owned or operated by any third Person without having to obtain proper authorization for such hyperlinks. To the Company’s Knowledge, there is no World Wide Web site of any third Person that, without authorization, includes any hyperlinks to any World Wide Web site owned or controlled, either directly or indirectly, by the Company.

(v) Except as disclosed in Section 4.23(v) of the Disclosure Schedule, the Company has not contracted with any third Person to provide advertising through any World Wide Web site that is triggered by data comprising any trademark, service mark, trade name, company name, business name, or confusingly similar variations thereof of any third Person. To the Company’s Knowledge, there is no third Person that provides advertising not authorized by the Company through a World Wide Web site that is triggered by data comprising any Trademark Rights of the Company.

SECTION 4.24 Directors and Officers. Section 4.24 of the Disclosure Schedule lists all of the directors and officers of the Company.

SECTION 4.25 Employees.

(a) Section 4.25(a) of the Disclosure Schedule sets forth a complete and accurate list of all employees of the Company and their job titles.

(b) Section 4.25(b) of the Disclosure Schedule sets forth a list, as of the date hereof, of all individual employment, consulting, non-compete or severance agreements with employees or former employees of the Company which will remain in existence after the Closing Date.

(c) There is no collective bargaining or other labor union agreement applicable to any of the employees of the Company. There is no organized work stoppage, labor strike, labor dispute, or slowdown pending or threatened against or involving the Company. The Company has not received written notice of any unfair labor practice in the past two years and, except as set forth on Section 4.25(c) of the Disclosure Schedule, no such complaints are pending before the National Labor Relations Board or other similar Governmental Authority. The Company is not engaged in any unfair labor practice. No grievance or other labor dispute or proceeding or any arbitration proceeding arising out of or under any collective bargaining or other employee agreement is pending or, to the Company’s Knowledge, threatened against the Company. The Company is not aware of any actual or potential labor problem that currently exists that could have a Company Material Adverse Effect.

(d) The Company has not incurred any material liability or obligation under the Workers Adjustment and Retraining Notification Act or any similar laws, which remains unpaid or unsatisfied.

SECTION 4.26 Noncompetition Agreements. The noncompetition agreements between the Company and each employee listed on Section 4.26 of the Disclosure Schedule, copies of which have been provided to EDS, are in full force and effect, and are enforceable in accordance with their respective terms (except as such enforceability may be limited by the laws of any particular jurisdiction related to the reasonableness or general enforceability of noncompetition covenants or by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally, by the availability of equitable remedies and the application of judicial discretion).

SECTION 4.27 Employee Benefit Matters.

(a) Benefit Plans. Section 4.27(a) of the Disclosure Schedule contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA, hereinafter a “Pension Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA, hereinafter a “Welfare Plan”), stock option, stock purchase, stock appreciation right, employee incentive, deferred compensation plans, severance pay, workers compensation, other employee benefit plans or programs, trusts, arrangements, contracts, agreements, policies or commitments, and other employee fringe benefit plans or arrangements maintained, contributed to or required to be maintained or contributed to by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each an “ERISA Affiliate”) for the benefit of any present or former officers, employees, directors, independent contractors or leased employees of the Company who are entitled to participate by reason of their employment with the Company or any of its ERISA Affiliates, whether or not any of the foregoing is funded, whether insured or self-funded, and whether written or oral, (i) to which the Company or any of its ERISA Affiliates is a party or a sponsor or a fiduciary thereof or by which the Company or any of its ERISA Affiliates (or any of their rights, properties or assets) is bound or (ii) with respect to which the Company or any of its ERISA Affiliates has any obligation to make payments or contributions or may otherwise have any liability (all the foregoing being herein called “Benefit Plans”).

(b) Documents Relating to Benefit Plans. The Company has delivered or made available to EDS true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (iii) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required by applicable law, (iv) each trust agreement and insurance or annuity contract relating to any Benefit Plan and any other funding agreements that implement any such Benefit Plan, (v) where applicable, the most recent determination letter received from the Internal Revenue Service, and (vi) all other documents, records, or other materials related thereto reasonably requested by EDS.

(c) Benefit Plan Administration. Each Benefit Plan has been operated and administered in all material respects in accordance with its terms. The Company and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA and the Code and any other applicable Law (including regulations and rulings thereunder). Except as disclosed in Section 4.27(c) of the Disclosure Schedule, all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Authority or distributed to any Benefit Plan participant have been duly and timely filed or distributed. Except as disclosed in Section 4.27(c) of the Disclosure Schedule, there are no investigations by any Governmental Authority, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability and there are not any facts that could reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

(d) Contributions and Payments. Except as disclosed in Section 4.27(d) of the Disclosure Schedule, (i) all contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Pension Plan; and (iii) no Pension Plan had an “accumulated funding deficiency” within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Effective Time that are not yet, but will be required to be made, will be properly accrued and reflected in the Financial Statements.

(e) Qualification of Pension Plans. Except as disclosed in Section 4.27(e) of the Disclosure Schedule, each Pension Plan that is intended to be qualified under Section 401(a) of the Code has been the recipient of a favorable determination letter from the Internal Revenue Service to the effect that such Pension Plan and any trusts associated with the Plans are qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the Company’s Knowledge, revocation has not been threatened; no facts or circumstances exist that could be reasonably likely to have an adverse effect on such qualification; and no Pension Plan has been amended since the effective date of its most recent determination letter in any respect that could reasonably be expected to adversely affect its qualification or materially increase its cost. The Company has delivered or made available to EDS a copy of the most recent determination letter received with respect to each Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. The Company has also provided to EDS a list of all Pension Plan amendments as to which a favorable determination letter has not yet been received. Any amendments that were required to be made through the date hereof to maintain the continued qualified status of the Pension Plans under Section 401(a) of the Code subsequent to the issuance of each Pension Plan’s favorable determination letter have been made. To the Company’s Knowledge, all Pension Plans have been operated in compliance with all requirements of ERISA and the Code, and no event has occurred that could reasonably be expected to result in the qualified status under Section 401(a) of the Code of any such tax qualified Pension Plan being denied or revoked or subject any Pension Plan to Tax under Section 511 of the Code.

(f) Pending Investigations and Claims. No actual or threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or formal complaints to, or by, any person or Governmental Authority have been filed with any

Governmental Authority in connection with any Benefit Plan or the fiduciaries responsible for such Benefit Plans, and, to the Company’s Knowledge, no facts or conditions exist which could reasonably be expected to subject the Company or any of its ERISA Affiliates to any material liability (other than liability relating to payment of routine claims for benefits) under the terms of any Benefit Plan or applicable Law.

(g) Prohibited Transactions. Section 4.27(g) of the Disclosure Schedule discloses whether: (i) any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (ii) any such prohibited transaction could subject the Company or any employee, or, to the Company’s Knowledge, a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA; and (iii) the Company or the trustee, administrator or other fiduciary of any Benefit Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could reasonably be expected to, or failed to act so as to, subject the Company or any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

(h) No Defined Benefit Pension Plans. None of the Pension Plans is a “defined benefit pension plan” (as defined in Section 3(35) of ERISA).

(i) Controlled Group Liabilities. Except as disclosed in Section 4.27(i) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has incurred any liability to a Pension Plan (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation that, when aggregated with other such liabilities, would result in a material liability to the Company, which liability has not been fully paid as of the date hereof. No event has occurred and no condition exists that after the Closing could reasonably be expected to subject EDS or the Surviving Corporation, directly or indirectly, to any liability (including liability under any indemnification agreement) under Section 412, 413, 4971, 4975, or 4980B of the Code or Section 302, 502, 515, 601, 606, or Title IV of ERISA.

(j) Other Benefit Plan Liabilities. Except as disclosed in Section 4.27(j) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has (i) engaged in a transaction described in Section 4069 of ERISA or (ii) acted or failed to act in a manner that could reasonably be expected to result in fines, penalties, Taxes or related charges under Section 502(c), (i) or (l) of ERISA, Section 4071 of ERISA or Chapter 43 of the Code, that could subject the Company to any material liability at any time after the date hereof.

(k) No Multiemployer Plans. Neither the Company nor any ERISA Affiliate has contributed to or been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) during the past five years.

(l) Welfare Plans. The list of Welfare Plans in Section 4.27(l) of the Disclosure Schedule discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without material liability to the Company at any time after the Closing Date. The Company complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan or health care flexible spending account that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

(m) Deal Payments. Except as contemplated by this Agreement or as set forth on Section 4.27(m) of the Disclosure Schedule, no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan or other contract or agreement.

(n) No Post-Employment Liabilities. Except with respect to Pension Plans and as otherwise disclosed on Section 4.27(n) of the Disclosure Schedule, the Company has no liability to provide retirement benefits or deferred compensation under any nonqualified plan, salary continuation, severance pay, or any benefits pursuant to a Welfare Plan, including life insurance or medical benefits to (i) any employee, officer or director or former employee, officer or director upon retirement or other termination of employment with the exception of employees and former employees and/or their qualified beneficiaries entitled to continuation of group health coverage from the Company for the legal period of entitlement pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or (ii) to any other person (including any person providing services to the Company currently or at any previous time in a capacity other than as a common law employee, any leased employee, any family members of current or former officers, employees, or directors and any directors who are not employees), and neither the Company nor any of its ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any current or former employee, officer or director or other person that such benefits would be provided. Except as disclosed on Section 4.27(l) of the Disclosure Schedule, the Company has not incurred any liability under FAS 106 or FAS 112.

(o) Expenses. All expenses or accrued liabilities of which the Company is aware, related to any Benefit Plan through the date of this Agreement are reflected in the Financial Statements to the extent such reporting is required by GAAP. Section 4.27(o) of the Disclosure Schedule sets forth all fees, penalties, or other expenses that would be incurred with respect to the termination of any benefit plans.

SECTION 4.28 Taxes. Except as disclosed on Section 4.28 of the Disclosure Schedule:

(a) All Tax Returns required to be filed on or before the Closing Date by or on behalf of, or in which is required to be reported the income or other items of, the Company have been or will be filed within the time prescribed by Law (including extensions of time permitted by Law). Such Tax Returns are or will be accurate, correct, and complete in all material respects.

(b) The Company has paid or will pay, on a timely basis, all Taxes of the Company that are due on or before the Closing Date (including, but not limited to, Taxes shown to be due on the Tax Returns described in the preceding paragraph), except those Taxes that are being disputed in good faith and for which adequate provision has been made in the Financial Statements.

(c) The total amount set up as liabilities for Taxes in the Financial Statements are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, that are, or are hereafter found to be, or have been, due by or with respect to the Company through the dates of the Financial Statements, and the Company has not engaged in any transaction (other than transactions in the ordinary course of business) that would result in any Tax liability since the last date covered by the Financial Statements.

(d) There are no material Liens for Taxes upon any of the properties or assets of the Company (except for Permitted Liens).

(e) There are no pending audits, actions, proceedings, investigations, disputes or claims with respect to any Taxes payable by or asserted against the Company and, to the Company’s Knowledge, there is no basis on which any claim for material Taxes can be asserted with respect to the Company. The Company has not received written notice from any Taxing authority of its intent to examine or audit any of its Tax Returns.

(f) The Company is not and has not been required to file tax returns, and the Company is not and has not been subject to Tax, in any country other than the United States, and the Company does not have and has not had a permanent establishment in Canada, the United Kingdom, or in any other country other than the United States.

(g) No agreements relating to allocation or sharing of, or liability or indemnification for, Taxes exist between the Company and any other Person.

(h) All Taxes required to be withheld, collected or deposited by the Company (including, but not limited to, amounts required to be withheld, collected or deposited with respect to amounts paid or owing to any employee, creditor, independent contractor or other Person) have been timely withheld, collected or deposited and, to the extent required, have been timely paid to the relevant taxing authority. All persons characterized as independent contractors, and not as employees, were properly so characterized for all purposes under all applicable Laws (including, without limitation), their characterization as independent contractors for income and employment tax withholdings and payments.

(i) No disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to foreign, state and/or local Tax statutes has been filed with respect to any item relating to the Company nor is any such disclosure required with respect to any transactions occurring on or before the Closing Date. The Company has not participated in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4T or participated in a transaction that has been disclosed pursuant to IRS Announcement 2002-2, 2002-1 C.B. 304.

(j) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that will obligate it to make any payments that will not be deductible under Section 280G of the Code (after giving effect to approvals by the stockholders of the Company for any such payments).

(k) The Company has never been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code), and the Company does not have any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(l) Within the past five years, no written claim has been delivered to the Company by any taxing authority in any jurisdiction where the Company did not file sales, use, value-added, or similar Tax Returns or did not pay sales, use, value-added, goods and services, or similar Taxes, that the Company is or may be subject to sales, use, value-added, or similar Taxation by that jurisdiction.

(m) Within the past five years, no written claim has been delivered to the Company by any taxing authority in any jurisdiction where the Company did not file payroll, unemployment, social security or social insurance, or similar Tax Returns or did not pay payroll, unemployment, social security or social insurance, or similar Taxes, that the Company is or may be subject to payroll, unemployment, social security or social insurance, or similar Taxation by that jurisdiction.

(n) There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against the Company, and there are no extensions or outstanding requests for extensions of time within which to pay Taxes or file Tax Returns of or with respect to the Company.

(o) No closing agreements or settlement agreements pursuant to any provision of any Tax Law have been entered into with any taxing authority by or with respect to the Company which requires the Company to include any item of income in, or exclude any item of deduction from, any Tax Return for any taxable period ending after the Effective Time.

(p) The Company has not agreed to make any adjustment pursuant to Section 481 of the Code or pursuant to any other provision of the Tax Laws of any jurisdiction, which could materially increase Taxes or taxable income, or materially reduce any Tax credits, net operating losses or capital losses of the Company in any taxable period ending after the Effective Time. The Company does not have any application pending with any taxing authority requesting permission for any changes in any accounting method. No taxing authority has proposed, in writing, any such adjustment or change in accounting method. The Company has not failed to comply with all the applicable provisions related to filing any application for any accounting method change that would cause the application to be rejected.

(q) The Company has not engaged in any transactions, taken any action, or made any elections (other than elections regarding depreciation methods and lives) prior to the date hereof which will result in the Company realizing in any period after the date hereof (i) taxable income and gain that is materially in excess of book income and gain or (ii) book expenses and losses that are materially in excess of Tax deductions and losses.

(r) The Company does not own any (i) “tax-exempt use property” within the meaning of Code Section 168(h) or (ii) “tax exempt bond financed property” within the meaning of Code Section 168(g)(5).

(s) The net operating losses of the Company for U.S. federal income tax purposes accrued through the date hereof that are not subject to limitation under Section 382 of the Code are not less than $20.0 million.

SECTION 4.29 Projections. The Company has furnished EDS and Merger Sub with copies of written financial projections of the Company for each of the 12-month periods ending December 31, 2003, 2004, 2005, 2006 and 2007. Such projections were prepared in good faith and consistent with the Company’s past practices and are based solely upon (i) the material assumptions stated therein and (ii) to the extent not stated therein, such additional assumptions that were determined in accordance with the Company’s past practices. To the Company’s Knowledge, all of such assumptions were reasonable when made.

SECTION 4.30 Advisors’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or FPI who might be entitled to any fee from the Company, the Surviving Corporation or EDS in connection with the Merger or any of the other transactions contemplated hereby.

SECTION 4.31 Transactions with Related Parties. Except as set forth on Section 4.31 of the Disclosure Schedule:

(a) No agreement or transaction between the Company and any Related Party has been entered into which, if not existing, would have resulted in a Company Material Adverse Effect or, irrespective of whether such would result in a Company Material Adverse Effect, will continue after the Closing Date;

(b) To the Company’s Knowledge, no Related Party is a director or officer of, or has any direct or indirect interest in (other than the ownership of not more than 5% of the publicly traded shares of), any person or entity which is a customer, supplier, vendor, landlord, sales representative or competitor of the Company;

(c) No Related Party owns or has any interest in, directly or indirectly, in whole or in part, any tangible or intangible property used or held for use in the conduct of the business or operations of the Company;

(d) Other than expense advance reimbursements in the ordinary course of business, no Affiliate of the Company owes any money to, nor is any such Affiliate owed any money by, the Company; and

(e) The Company has not, directly or indirectly, guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of any Related Party.

SECTION 4.32 Agents. Except as set forth on Section 4.32 of the Disclosure Schedule, the Company has not designated or appointed any Person to act for it or on its behalf pursuant to any power of attorney or any agency which is presently in effect (other than such of the Company’s directors, officers and employees to whom the Company has given the authority to act for the Company in the ordinary course of its business).

SECTION 4.33 Commission Sales Contracts. Except as set forth on Section 4.33 of the Disclosure Schedule, the Company does not employ or have any relationship with any Person whose compensation from the Company is in whole or in part determined on a commission basis.

SECTION 4.34 Illegal or Unauthorized Payments, Political Contributions; Antitrust. Neither the Company nor, to the Company’s Knowledge, any of its Affiliates, officers, directors, employees, agents or other representatives has, directly or indirectly, made or authorized on behalf of the Company any payment, contribution or gift of money, property or services, whether or not in contravention of applicable Law, (i) as a kickback or bribe to any Person, or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Company. The Company has not violated any federal or state antitrust statues, rules or regulations, including those relating to unfair competition, price fixing or collusion.

SECTION 4.35 Books and Records. The minute books and records of the Company contain a true, complete and correct record of all actions taken at all meetings and by all written consents in lieu of meetings of the Board of Directors, or any committees thereof, and stockholders of the Company. The stock ledger and related stock transfer records of the Company contain a true, complete and correct record of the original issuance, transfer and other capitalization matters of the capital stock of the Company. The accounting, financial reporting, Tax and business books and records of the Company (i) accurately and fairly reflect in all material respects the business and condition of the Company and the transactions and the assets and liabilities of the Company with respect thereto, and (ii) have been maintained in all material respects in accordance with good business and bookkeeping practices. Without limiting the generality of the foregoing, the Company has not engaged in any material transaction with respect to its business or operations, maintained any bank account therefor or used any funds of the Company in the conduct thereof except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the business.

SECTION 4.36 Bank Accounts; Lock Boxes. Attached hereto as Section 4.36 of the Disclosure Schedule is a list of all banks or other financial institutions with which the Company has an account or maintains a lock box or safe deposit box, showing the type and account number of each such account, lock box and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

SECTION 4.37 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection” or other similar anti-takeover statute or regulation enacted under Delaware law will apply to this Agreement, the Merger or the transactions contemplated hereby.

SECTION 4.38 Information Furnished. The Company and FPI have made available to EDS and its representatives true and correct copies of all agreements, documents, and other items listed on the schedules to this Agreement and all books and records of the Company and neither this Agreement, the schedules hereto, nor any information, agreements, or documents delivered to or made available to EDS or its representatives pursuant to this Agreement, taken as a whole, contain any untrue statement of a material fact or, taken as a whole, omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF EDS AND MERGER SUB

Each of EDS and Merger Sub, jointly and severally, hereby represent and warrant to the Company and FPI as follows:

SECTION 5.1 Organization; Power and Authority. Each of EDS and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of EDS and Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Agreements and to consummate the transactions contemplated hereby and thereby to be consummated by it.

SECTION 5.2 Authorizations; Execution and Validity. The execution and delivery of the Transaction Agreements by each of EDS and Merger Sub, the performance of the Transaction Agreements by each of EDS and Merger Sub and the consummation by each of EDS and Merger Sub of the transactions contemplated hereby and thereby to be consummated by it, have been duly authorized by all necessary action and no other action on the part of either EDS or Merger Sub is necessary with respect thereto. The Transaction Agreements, when duly and validly executed and delivered by EDS and Merger Sub, will constitute valid and binding obligations of EDS and Merger Sub, and will be enforceable against each of EDS and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

SECTION 5.3 No Defaults or Conflicts. Neither the execution and delivery by EDS or Merger Sub of the Transaction Agreements nor the consummation or performance by EDS or Merger Sub of the transactions contemplated by the Transaction Agreements to be consummated or performed by it (i) results in any violation of the certificate of incorporation or bylaws of EDS or Merger Sub; or (ii) violates or conflicts with any applicable Law or Order to which EDS or Merger Sub is subject, except, in the case of clause (ii) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens which would not, individually or in the aggregate, reasonably be expected to have an EDS Material Adverse Effect.

SECTION 5.4 Consents. Subject to compliance with the HSR Act, neither the execution and delivery by EDS or Merger Sub of the Transaction Agreements nor consummation or performance by EDS or Merger Sub of the transactions contemplated by the Transaction Agreements to be consummated or performed by it will require prior to the Closing any consent from, authorization or approval or other action by, notice to or declaration, filing or a registration with, any Governmental Authority or any other third party, except for any consents, authorizations or approvals which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, reasonably be expected to have an EDS Material Adverse Effect.

SECTION 5.5 Advisors’ Fees. Except for Banc of America Securities LLC and Evercore Group, Inc., there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of EDS or Merger Sub who might be entitled to any fee from EDS in connection with the Merger or any of the other transactions contemplated hereby.

SECTION 5.6 SEC Filings.

(a) EDS has delivered (except to the extent such filings are publicly available on the EDGAR system) or made available to the Company copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, (ii) its Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and (iii) its Current Reports on Form 8-K for reporting dates subsequent to December 31, 2002 (the “SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes) contained in the SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present, in all material respects, the consolidated financial position of the EDS and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of EDS and its consolidated subsidiaries for the periods covered thereby.

SECTION 5.7 Absence of Changes. Since September 30, 2003, there has not occurred any change, circumstance, event or effect, which together with any other adverse changes, circumstances, events or effects, has had or is reasonably likely to have an EDS Material Adverse Effect.

SECTION 5.8 Valid Issuance of EDS Warrants. The EDS Warrants to be issued to MTV and SUV pursuant to Sections 3.4 and 3.5 when issued and delivered in accordance with the terms of this Agreement will be duly and validly issued. The shares of EDS Common Stock issuable upon exercise of the EDS Warrants have been duly and validly reserved for issuance and, when issued upon exercise of the Warrant in accordance with the terms thereof and against payment of the exercise price specified therein, will be duly and validly issued, fully paid and nonassessable.

SECTION 5.9 SIP Awards and TIP Awards. The issuance of awards of Restricted Stock and Options to the officers and employees of the Company referred to in the Award List (the “Eligible SIP Recipients” or the “Eligible TIP Recipients,” as applicable) pursuant to the EDS Stock Incentive Plan or the EDS Transition Inducement Plan, as applicable, as provided pursuant to Section 8.2 has been duly authorized by all necessary action on the part of EDS under the EDS Stock Incentive Plan or the EDS Transition Inducement Plan, as applicable, and upon issuance pursuant the EDS Stock Incentive Plan or the EDS Transition Inducement Plan, as applicable, will be validly issued and outstanding. The shares of EDS Common Stock to be issued upon exercise of the Options have been duly and validly reserved for issuance, and when issued upon exercise of the Options in accordance with the terms thereof and against payment of the exercise price specified therein, will be duly and validly issued, fully paid and nonassessable. Upon termination of any Restriction Period (as defined in the EDS Transition Inducement Plan) applicable to shares of Restricted Stock, such shares will be duly and validly issued, fully paid and nonassessable. The shares of Restricted Stock and Options have been registered for sale under the Securities Act, and the registration statements relating thereto are effective under the Securities Act, and no stop order suspending the effectiveness of any such registration statement has been issued and no proceedings for that purposes have been initiated or threatened by the Securities and Exchange Commission.

ARTICLE VI.

PRE-CLOSING COVENANTS

SECTION 6.1 Efforts and Actions to Cause Merger to Occur. Prior to the Closing, upon the terms and subject to the conditions of this Agreement, each of EDS, Merger Sub, the Company and FPI shall:

(a) use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Merger and the other transactions contemplated by the Transaction Agreements as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other transactions contemplated by the Transaction Agreements and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Authority;

(b) not take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority or other Person required to be obtained prior to Closing; and

(c) promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party in writing to a Governmental Authority in connection with the Transaction Agreements. Prior to the Closing, each party hereto shall promptly provide the other parties with copies of any written communication received by such party from any Governmental Authority regarding any of the Transaction Agreements. If any party hereto (or any Affiliate of such party) receives a request for information or documentary material from any such Governmental Authority with respect to any of the transaction contemplated by the Transaction Agreements prior to the Closing, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

SECTION 6.2 HSR Compliance. The parties hereto shall make all appropriate filings of a Notification and Report Form with respect to the transactions contemplated hereby as required by the HSR Act. The parties hereto shall supply promptly any additional information and documentary material that may be reasonably requested pursuant to the HSR Act or otherwise and shall comply promptly with any reasonable requests by any Governmental Authority.

SECTION 6.3 Employment Matters.

(a) EDS shall make offers of employment to those employees of the Company listed on Schedule 6.3(a) (the “Company Employees”). Within 20 days after the date hereof (but in no event later than the Closing Date), and subject to EDS’ standard employment practices, EDS shall have made offers of employment to such Company Employees. Such offers shall include salary and compensation terms and employee benefit plans and programs that are comparable to similarly situated EDS employees as of the date of this Agreement. Those Company Employees who accept EDS’ offer of employment shall be referred to as the “Transitioned Employees.” EDS shall not thereafter reduce the compensation or benefits applicable to Transitioned Employees as a group unless a similar reduction is made with respect to similarly situated EDS employees.

(b) None of the Company, EDS, Merger Sub or the Surviving Corporation shall be responsible for any costs, obligations or liabilities that may result from the termination of employment or engagement by the Company or FPI on or before the Closing Date of any employee or contractor involved in the conduct of the business of the Company, and FPI shall be responsible for all such costs, obligations and liabilities, including liabilities under any severance plans, policies or practices applicable to employees or contractors providing services to the Company.

(c) Neither the Company nor FPI will induce or otherwise attempt to influence any Company Employee against accepting his or her offer of employment from EDS. Both the Company and FPI shall use reasonable best efforts to assist EDS in hiring the Company Employees.

SECTION 6.4 Interim Operations of the Company. Except as expressly provided in this Agreement or as may be consented to by EDS, the Company shall comply, and FPI shall cause the Company, after the date hereof and through the Closing Date, to comply with the following:

(a) The Company shall conduct its business only in the ordinary course of business. The Company shall not institute any new methods of operation other than changes made in the ordinary course of business.

(b) The Company shall promptly notify EDS of the occurrence of any Company Material Adverse Effect.

(c) The Company shall not (i) amend, modify, repeal or propose to do so, or permit or consent to any amendment, modification or repeal of its certificate of incorporation or bylaws, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, or any stock appreciation right, phantom stock or similar contract right, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, or otherwise change or alter its cash management practices, (iv) split, combine or reclassify any shares of any class or series of its stock, or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares.

(d) The Company shall not, except in the ordinary course of business, (i) create, incur, assume, guarantee, endorse, refinance, modify, extend, renew or otherwise become liable for any indebtedness or liability, (ii) pay, agree to cancel or pay, or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to any indebtedness or other liability (except for the repayment prior to December 31, 2003 of up to $1,109,112.32 of indebtedness owed by the Company to Feld Co-Investment Partnership, L.P.), (iii) waive, cancel or compromise any right to receive any direct or indirect payment or other benefit under any indebtedness or other liability owing to the Company, or (iv) materially increase (or change the assumptions underlying or the methods of calculating) any bad debt, contingency, or other reserve.

(e) The Company shall not determine as collectible any accounts receivable or any portion thereof which were previously considered uncollectible, or write off as uncollectible any accounts receivable or any portion thereof.

(f) With respect to the Company Employees, the Company shall not (i) make any change in the salaries, bonuses or compensation (including perquisites) payable or to become payable to any Company Employees, other than the payment of cash bonuses on or before December 31, 2003 in the aggregate amount of up to $3,900,000 and except for changes that are regularly scheduled to occur in the normal course of business, (ii) enter into any employment agreement or make any material loan to or enter into any transaction of any other nature with any Company Employees, (iii) take any action to institute any new severance or termination pay practices with respect to any Company Employees, (iv) increase the benefits payable under its severance or termination pay practices, or (v) grant any increase in the pension, retirement or other employment benefits of any character of, or grant any new benefits to, any Company Employees, except as required by Law or any written agreement in effect as of the date hereof which has been disclosed to EDS.

(g) The Company shall not (i) engage in any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise adopt a plan for any of the foregoing; (ii) acquire all or a substantial portion of the assets, or any of the capital stock or other equity securities of, any other Person; or (iii) organize any subsidiary or otherwise acquire control or any ownership interest of any other Person.

(h) The Company shall not change any of the accounting methods used by it as of the date of the Latest Balance Sheet or its method of accounting for income and deductions for federal income tax purposes from that employed in the preparation of the consolidated federal income Tax Return including the Company for the taxable year ending December 31, 2002.

(i) The Company shall not (i) sell, transfer, dispose of or assign any of its assets or properties, except in the ordinary course of business; (ii) permit any of its assets and properties to be subjected to any Liens, other than Permitted Liens; or (iii) sell, transfer, dispose of or assign any part of its operations or business to any other Person.

(j) The Company shall not (i) enter into any lease or contract for the purchase or sale of any personal property; (ii) terminate, modify, assign, release, relinquish or waive any right of the Company under any existing real property lease, as applicable, or

(iii) increase its obligations under any Real Property Lease, as applicable, except in each case in the ordinary course of business and in accordance with the express terms of existing Real Property Leases listed on Section 4.13 of the Disclosure Schedule.

(k) The Company shall maintain its equipment and other assets and properties in good working condition and repair in accordance with the ordinary course of business, subject only to ordinary wear and tear.

(l) The Company shall not license any of its technology, Intellectual Property or Software except to customers in the ordinary course of business.

(m) The Company shall not dispose of or permit to lapse any right to the use of any patent, trademark, assumed name, service mark, trade name, Copyright, license or application therefor.

(n) The Company shall not breach or default, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a breach or default under, any provision of any Material Contract to which the Company is a party or by which any of its properties or assets is or may be bound and as to which such breach or default, either individually or in the aggregate, could affect the validity or enforceability of such Contract, this Agreement or any other Transaction Agreement or has or may reasonably be expected to have a Company Material Adverse Effect.

(o) The Company shall not permit any increase in its aggregate obligations under (i) operating leases involving personal property having a fair market value in excess of $10,000, or (ii) under capital leases involving assets having a fair market value in excess of $10,000.

(p) The Company shall not make any capital expenditure in excess of $25,000 individually or make capital expenditures in excess of $50,000 in the aggregate.

(q) The Company shall promptly notify EDS if it suffers any uninsured casualty loss or damage in excess of $10,000 individually.

(r) The Company shall not make or agree to make any charitable contributions or incur or agree to incur any non-business expenses in excess of $10,000.

(s) The Company shall promptly advise EDS in writing of the commencement or threat of any claim, litigation, action, suit, inquiry or other Legal Proceeding involving the Company, its properties or assets, or any of the Company’s directors, officers or agents (in their capacities as such).

(t) The Company shall not enter into any collective bargaining or labor agreements (either oral and legally binding or written) and shall promptly notify EDS if it experiences any organized slowdown, material work interruption, strike or work stoppage.

(u) The Company shall use commercially reasonable efforts to (i) preserve intact its present business organization, reputation, goodwill and customer relations, and (ii) continue its current marketing and selling activities relating to the business, operations or affairs of the Company.

(v) The Company shall not take, or agree to or commit to take, any action that would result in any of the conditions to the Merger set forth in Article IX not being satisfied, or would make any representation or warranty of FPI or the Company contained herein that is qualified as to materiality to be inaccurate in any respect or any such representation or warranty of FPI or the Company that is not so qualified to be inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of EDS, FPI, or the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation.

(w) Except for Contracts with customers and other Contracts that are entered into in the ordinary course of business, the Company shall not enter into or become bound by any Contract after the date hereof that is of a type that would have been required to be disclosed pursuant to any clause of Section 4.16 had the Company been a party to, or had its business or any of its assets been bound by, such Contract as of the date of this Agreement.

(x) The Company shall not enter into, directly or indirectly, any agreement or arrangement with any Affiliate of the Company or a Related Party, other than any agreement or arrangement for the cancellation or repayment of indebtedness pursuant to Section 4.9.

(y) Except as contemplated in Section 6.9, neither the Company nor any of its ERISA Affiliates shall enter into, adopt, amend in any material respect (except as required by law) or terminate any Benefit Plan or any agreement, arrangement, plan or policy between the Company and one or more of its directors, officers, employees or independent contractors.

(z) The Company shall not enter into any agreement, Contract, commitment or arrangement to do any of the foregoing.

SECTION 6.5 Due Diligence Review; Access.

(a) FPI and the Company shall permit representatives of EDS and its affiliates, employees, attorneys, accountants, consultants and other authorized representatives (collectively, “Representatives”) to conduct their due diligence review of the business, operations, assets, liabilities, financial condition, results of operations and prospects of the Company. During normal business hours, FPI and the Company shall grant to EDS and its Representatives access to (including the right to conduct on-site inspections of) the facilities, books, records, business plans, financial data, tax returns, tax return work papers, and other tax-related files, assets, operations, properties liabilities, employees, contracts, suppliers and business of the Company, and shall provide EDS and its Representatives with any other information reasonably requested by them in connection with their financial, business, technical and legal due diligence review; provided, however, that any such due diligence review shall not affect any of the representations and warranties under this Agreement; and, provided, further that the Company shall not be required to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any obligation of the Company with respect to confidentiality or (ii) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine. The Company shall notify EDS in writing each instance in which the Company is not permitting any inspection or disclosing any information pursuant to the immediately preceding proviso.

(b) Neither EDS nor any of its Representatives will make use of any Confidential Information (except for purposes of conducting their due diligence review of the business, operations, assets, liabilities, financial condition, results of operations and prospects of the Company) or disclose any Confidential Information to any other Person; provided, however, that (i) any of such Confidential Information may be disclosed to such directors, officers or Representatives as need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such Representatives shall be informed by EDS of the confidential nature of such information and shall be required to treat such information confidentially), (ii) any disclosure of Confidential Information may be made to the extent to which the Company or FPI consents in writing and (iii) Confidential Information may be disclosed by EDS or any Representative to the extent that EDS or such Representative is legally compelled to do so provided that, prior to making such disclosure, EDS or such Representative, as the case may be, advises and consults with the Company regarding such disclosure and provided further that EDS or such Representative, as the case may be, discloses only that portion of the Confidential Information as is legally required. This Section 6.5(b) will not apply to any particular information that (i) was, at the time of disclosure to EDS or its Representatives, in the public domain; (ii) after disclosure to EDS or its Representatives, is published or otherwise becomes part of the public domain through no fault of EDS or its Representatives; (iii) was in the possession of EDS or its Representatives at the time of disclosure to EDS or such Representatives prior to the time it was first made available to EDS or its Representatives by or on behalf of the Company or FPI, provided that the source of such information was not and is not bound by any contractual or other obligation of confidentiality to the Company or FPI with respect to any of such information; (iv) was received after disclosure to EDS or its Representatives from a third party who had a lawful right to disclose such information to EDS or such Representatives; or (v) was independently developed by EDS or its Representatives without use of the Confidential Information of the Company. The obligations of EDS and its Representatives pursuant to this Section 6.5(b) in respect of Confidential Information shall terminate as of the Closing.

SECTION 6.6 Notice and Cure. Each party hereto shall promptly notify the other parties in writing of, and contemporaneously will provide such other parties with true and complete copies of any and all information or documents relating to, and will use commercially reasonable efforts to cure before the Effective Time, any event, transaction or circumstance that results in or will result in any covenant or agreement of the notifying party under this Agreement to be breached, or that renders or will render untrue any representation or warranty of the notifying party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each party hereto shall use commercially reasonable efforts to cure, at the earliest practicable date and prior to the Effective Time, but in no event later than 10 days from such event, transaction or circumstance, any breach of any representation, warranty, covenant or agreement made by such party in this Agreement, whether occurring or arising before or after the date of this Agreement.

SECTION 6.7 Notice of Developments. The Company and FPI shall promptly notify EDS in writing of any development in the business or prospects of the Company that would be outside the ordinary course of business, or which, if existing or occurring after the date of the Agreement, would have been required to be set forth or described in the Schedules attached hereto, including any changes or events that would have been required to be set forth on Section 4.11 of the Disclosure Schedule. No such supplement or amendment shall have the effect of curing any inaccuracy or misrepresentation in any representation or warranty in the Agreement, unless, in its sole and absolute discretion, EDS elects in writing to waive such inaccuracy or misrepresentation.

SECTION 6.8 Exclusivity. From the date hereof until the Closing Date, neither FPI nor the Company shall, and each of FPI and the Company shall ensure that its respective subsidiaries, Affiliates, directors, officers, agents and other representatives (including any investment banker, financial advisor, attorney or accountant) do not, directly or indirectly, initiate any contact with, solicit, encourage or enter into or continue any negotiations, understandings or agreements with any third party with respect to, or in connection with, or furnish or disclose any non-public information regarding the Company to any third party in connection with, any offer or proposal to acquire any direct or indirect equity or other ownership interests in the Company or any other transaction that is inconsistent with the transactions contemplated by this Agreement and the Transaction Agreements (a “Similar Transaction”). Each of FPI and the Company shall promptly advise EDS orally and in writing of any inquiry or proposal by a third party regarding any Similar Transaction which it receives after the date hereof.

SECTION 6.9 Termination of Employee Benefit Plans. The Company shall take all appropriate corporate action needed to legally terminate, at or prior to the Closing in a manner satisfactory to EDS, all Benefit Plans of the Company, and provide to EDS evidence of all such terminations in a form reasonably satisfactory to EDS; provided, however, that EDS shall permit participants in the Company’s Flexible Benefit Plan to submit claims until February 15, 2004 for eligible expenses incurred during calendar year 2003, in accordance with the terms of such plan.

SECTION 6.10 Termination of Stockholder Agreements. The Company and FPI shall take all necessary actions to terminate, at or prior to the Closing, all agreements among the Stockholders of the Company in their capacities as such, and provide to EDS evidence of all such terminations in a form reasonably satisfactory to EDS.

SECTION 6.11 Cancellation of Warrant. The Company and FPI shall take all necessary actions to cancel, at or prior to the Closing, the warrant to purchase 14,648,000 shares of Series A Preferred Stock issued to FPI, and provide to EDS evidence of such cancellation in a form reasonably satisfactory to EDS.

SECTION 6.12 Termination of Equity Pay-Out Agreement. The Company and FPI shall take all necessary actions to terminate, at or prior to the Closing, the Equity Pay-Out Agreement, dated July 18, 2000, by and among the Company, FPI, SOFTBANK Technology Ventures VI, L.P., and SOFTBANK U.S. Ventures VI, L.P., and provide to EDS evidence of such termination in a form reasonably satisfactory to EDS.

SECTION 6.13 Bank Accounts. The Company shall change, effective as of the Closing Date, the names of the accounts and the names of the respective officers, employees, agents or other similar representatives of the Company authorized to transact business with respect to the accounts, safe deposit boxes or other relationships with the banks, trust companies, securities brokers and other financial institutions set forth in Section 4.36 of the Disclosure Schedule, all in accordance with the instructions provided by EDS to the Company prior to the Closing Date.

SECTION 6.14 Consent of Holders of Series B Preferred Stock. The Company and FPI shall use commercially reasonable efforts to obtain from each holder of issued and outstanding shares of Series B Preferred Stock (i) a consent to the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) a waiver of any and all dissenters’, appraisal or similar rights with respect to the Merger, each in a form reasonably satisfactory to EDS. The Company and FPI shall, from time to time, update and keep EDS reasonably informed with respect to progress made in obtaining such consents and waivers from the holders of shares of Series B Preferred Stock.

SECTION 6.15 Consent of Holders of Class B Partnership Interests. Subject to the right of the General Partner of FPI to require the withdrawal of a Class B Limited Partner in accordance with Section 13.3 of the Partnership Agreement, the Company and FPI shall use commercially reasonable efforts to obtain from each Class B Limited Partner of FPI as of the Closing Date a consent, in a form reasonably satisfactory to EDS, to the manner in which (i) the Merger Consideration will be paid on behalf, for the benefit and at the discretion of FPI pursuant to Section 3.4 and (ii) the consideration payable or issuable pursuant to Section 8.2 will be paid or issued. The Company and FPI shall, from time to time, update and keep EDS reasonably informed with respect to progress made in obtaining such consents from the holders of Class B partnership interests of FPI.

ARTICLE VII.

ADDITIONAL COVENANTS OF FPI

SECTION 7.1 Further Actions. If at any time after the Closing, EDS or the Surviving Corporation shall consider or be advised that any further assignments, conveyances, transfers or assurances in law, or any other actions or things, may be reasonably necessary or appropriate to consummate the transactions contemplated or to transfer to EDS or the Surviving Corporation any right, title or interest of the Company, of record or otherwise, FPI agrees to promptly execute, deliver and record, or cause to be executed, delivered and recorded, any and all such further instruments of assignment, conveyance and transfer and take, or cause to be taken, all actions and do, or cause to be done, all things, as may be reasonably requested by EDS or the Surviving Corporation to transfer to EDS all right, title and interest of the Company or as otherwise may be reasonably necessary or appropriate to carry out the intent of this Agreement or the Transaction Agreements.

SECTION 7.2 Confidential Information. Each of FPI, MTV and SUV hereby acknowledges that EDS or the Surviving Corporation may be irreparably damaged if any proprietary or confidential information of any type used or held for use in connection with the business of the Company that is possessed by FPI, MTV and SUV were disclosed to or used by any Person engaged in competition with EDS or the Surviving Corporation. From and after the Closing Date, each of FPI, MTV and SUV covenants and agrees that it will not, and will not permit any of its Affiliates to, and will use its best efforts to cause its representatives and agents not to, use or disclose any such confidential information, without the prior written consent of EDS and the Surviving Corporation. If FPI, MTV or SUV is requested or required by any Governmental Authority to disclose any of such confidential information, then FPI, MTV and SUV, as applicable, shall provide EDS with prompt written notice of such request or requirement. EDS shall then either seek appropriate protective relief from all or part of such request or requirement or waive FPI’s, MTV’s or SUV’s compliance with the provisions of this Section 7.2 with respect to all or part of such request or requirement. Each of FPI, MTV and SUV shall cooperate with EDS, at EDS’ expense, in attempting to obtain any reasonable protective relief that EDS chooses to seek. If, after EDS has had a reasonable opportunity to seek such relief, EDS fails to obtain such relief, then FPI, MTV or SUV, as applicable, may disclose only that portion of such confidential information which its legal counsel advises it is compelled to disclose.

SECTION 7.3 Noncompetition. FPI agrees that, for a period of two years from and after the Closing Date, FPI will not, directly or indirectly, engage or participate in, or own any interest in, provide any financing for, perform any service for, or act in any other capacity for any business or organization which engages or participates, directly or indirectly, in the technology management business, including management consulting and systems integration, anywhere in the United States of America; provided, however, that FPI’s ownership, management or sale of its investments existing on the date hereof will be deemed not to be in breach of this Section 7.3. FPI regards the restrictions contained in this Section 7.3 as reasonable and as designed to provide EDS with limited, legitimate, and reasonable protection against subsequent diminution of the value of the business of the Company attributable to any actions of FPI contrary to such restrictions. FPI acknowledges that irreparable damage would occur in the event any of the provisions of this Section 7.3 were breached and accordingly agrees that EDS shall be entitled to an injunction or injunctions to prevent breaches of this Section 7.3, and shall be entitled to enforce specifically this Section 7.3, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which EDS may be entitled under this Agreement or at law or in equity. It is the intent and understanding of the parties hereto that if, in any action before any Governmental Authority legally empowered to enforce this Section

7.3, any term, restriction, covenant, or promise in this Section 7.3 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such Governmental Authority.

ARTICLE VIII.

ADDITIONAL COVENANTS OF EDS

SECTION 8.1 Accounts Receivable Collection. Following the expiration of a period of time not to exceed six months from the Closing Date, EDS shall cause the Surviving Corporation to use commercially reasonable efforts to collect any uncollected Closing Accounts Receivable; provided, however, that the Surviving Corporation shall not be required to resort to litigation, arbitration or other extraordinary collection efforts to collect any Closing Accounts Receivable.

SECTION 8.2 Post-Closing Employment Benefits for Transitioned Employees.

(a) On or before the Closing Date, EDS shall issue Restricted Stock and/or Options to each Eligible SIP Recipient or Eligible TIP Recipient, as applicable, in the respective amounts and with the respective vesting schedules and pursuant to the respective forms of Restricted Stock Agreement substantially in the form of Exhibit D hereto with the applicable provisions thereof, as indicated therein, or Nonqualified Stock Option Agreement substantially in the form of Exhibit E hereto with the applicable provisions thereof, as indicated therein, as applicable, indicated in the Award List for each Eligible SIP Recipient and each Eligible TIP Recipient, as applicable; provided, however, that EDS shall not be obligated to grant, and no individual Eligible SIP Recipient or Eligible TIP Recipient shall be entitled to receive, an award of Restricted Stock or Options (i) until such Eligible SIP Recipient or Eligible TIP Recipient, as applicable, has entered into the applicable Restricted Stock Agreement, the applicable Nonqualified Stock Option Agreement, the Release and the Employment Arrangements and commenced employment with EDS, or (ii) if the Eligible SIP Recipient or Eligible TIP Recipient, as applicable, has a claim pending against the Company, EDS or any of their respective Affiliates when awarded. As further provided in the Award List, a portion of the Restricted Stock and Options issued to the Top 9 Executives will be characterized as “Contingent Restricted Stock” and “Contingent Options” and will be subject to the forfeiture provisions of Section 11.7. With respect to all Restricted Stock that is vested and all Restricted Stock that is unvested for which the recipient makes an election under Section 83(b) of the Code within 30 days from the date of grant, EDS will report as compensation to the recipient the fair market value of such Restricted Stock as of the Closing Date, will report no additional amount as compensation with respect to such Restricted Stock, and will not take any position contrary to such reporting on any Tax Return or in any agreement or correspondence with any taxing authority.

(b) On the Closing Date, EDS shall pay cash signing bonuses in the amounts and to the individuals identified in the Award List; provided, however, that EDS shall not be obligated to pay such signing bonuses, and no such individual shall be entitled to receive such signing bonuses (i) until such individual has entered into the Release and the Employment Arrangements and commenced employment with EDS or (ii) if such individual has a claim pending against the Company, EDS or any of their respective Affiliates.

(c) EDS shall provide the Transitioned Employees with the same employee benefits that accrue to similarly situated employees of EDS.

SECTION 8.3 Payments to Certain Non-Transitioned Employees. On the Closing Date, EDS shall pay cash payments to certain employees of the Company that are not Transitioned Employees in the amounts and to the individuals identified in the Award List; provided, however, that such individuals shall not be entitled to receive such payments (i) until such individual has entered into a Release or (ii) if such individual has a claim pending against the Company, EDS or any of their respective Affiliates.

ARTICLE IX.

CONDITIONS TO MERGER

SECTION 9.1 General Conditions. Notwithstanding any other provisions of this Agreement to the contrary, the obligations of all of the parties hereto to effect the Merger shall be subject to the fulfillment on or before the Closing Date of the following conditions:

(a) HSR Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted by the Federal Trade Commission and the United States Department of Justice.

(b) No Violations or Proceedings. Consummation of the Merger shall not violate any Order, and no action or proceeding shall have been instituted by any Person or threatened by any Governmental Authority which, in either such case, in the good faith judgment of EDS or the Company has a reasonable probability of resulting in an Order restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement, the ownership and operation by EDS after the Effective Time of the Surviving Corporation or the ownership and operation by the Surviving Corporation after the Effective Time of all the material assets and business of the Company.

SECTION 9.2 Conditions to Obligations of EDS and Merger Sub. Notwithstanding any other provisions of this Agreement to the contrary, the obligations of EDS and Merger Sub to effect the Merger shall be subject to the fulfillment on or before the Closing Date of the following conditions, any one or more of which may be waived, to the extent permitted by law, in whole or in part, in writing by EDS:

(a) Representations and Warranties of the Company and FPI. The representations and warranties of the Company and FPI contained herein or in any other Transaction Agreement shall be true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of representations and warranties that are not so qualified) as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date, except to the extent otherwise expressly contemplated in connection with the transactions contemplated herein and except to the extent any representation or warranty speaks as of an earlier date.

(b) Covenants and Agreements Performed. The Company and FPI shall have performed in all material respects all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Legal Requirements. All Legal Requirements for the valid consummation by the Company, FPI, EDS and Merger Sub of the transactions contemplated by this Agreement shall have been fulfilled.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(e) Required Consents. All Consents or actions of, or filings with or notices to, any other Person or Governmental Authority, as a result of any of the provisions of any Contract or otherwise required of the Company, FPI or any of their respective Affiliates in connection with the Merger or the consummation of the transactions contemplated by this Agreement or to permit the ownership and operation by EDS after the Effective Time of the Surviving Corporation or the ownership and continued operation by the Surviving Corporation after the Effective Time of all the material assets and business of the Company shall have been obtained, made or given if the failure to so obtain, make or give any such Consent, action, filing or notice, individually or in the aggregate with any other such failures, has or may reasonably be expected to adversely affect the ability of the Company to consummate the transactions contemplated hereby or to have a Company Material Adverse Effect. In addition, all Consents or actions of, or filings with or notices to, any Person or Governmental Authority listed in Section 4.6 of the Disclosure Schedule as a result of any of the provisions of any Contract or otherwise, required of the Company in connection with the Merger or the consummation of the other transactions contemplated hereby or to permit the continued operation of the Surviving Corporation on and after the Closing Date shall have been obtained, made or given.

(f) Employment and Related Arrangements. (i) Each of the Top 9 Executives shall have entered into a Nonqualified Stock Option Agreement, Restricted Stock Agreement, election under Section 83(b) of the Code with respect to the Restricted Stock to be received by each of them, Release and the applicable Employment Arrangements; (ii) at least ten (10) of the Specified Employees shall have entered into a Nonqualified Stock Option Agreement, Restricted Stock Agreement, Release and the applicable Employment Arrangements; (iii) each of the Company Employees other than the Transitioned Employees shall have executed and delivered a Release.

(g) Warrant Arrangements. Each of MTV and SUV shall have executed and delivered (i) such documentation to have reasonably satisfied EDS that MTV and SUV, and each of their applicable Affiliates, is an Accredited Investor, and (ii) the Release.

(h) Resignations. The Company shall have obtained duly executed resignations, effective at the Effective Time, of all directors and officers of the Company.

(i) Opinion of Counsel of the Company and FPI. EDS shall have received from Cooley Godward L.L.P., counsel to the Company and FPI, an opinion of counsel dated the Closing Date, in form and substance reasonably satisfactory to EDS, with respect to the matters specified in Exhibit F.

(j) Compliance Certificate. Each of the Company and FPI shall have delivered to EDS a certificate of the Company or FPI, as applicable, in form and substance reasonably satisfactory to EDS, dated the Closing Date and signed by its respective chief executive officer and principal financial officer as to such matters as EDS shall reasonably request.

(k) Deliveries by the Company and FPI. At the Closing, the Company and FPI shall deliver, or shall cause to be delivered, to EDS the following:

(i) a certificate of the Secretary of the Company, dated the Closing Date, and (A) setting forth resolutions of the Board of the Company unanimously authorizing the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, (B) attesting as to the incumbency and signature of each officer of the Company who shall execute this Agreement and any other Transaction Agreement, and (C) certifying as being complete and correct the copies attached to such certificate of the Certificate of Incorporation, as amended, and the bylaws, as amended, of the Company;

(ii) a certificate of the Secretary of FPI, dated the Closing Date, and (A) setting forth resolutions of Feld Partners Management, LLC, as general partner, of FPI, unanimously authorizing the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, (B) attesting as to the incumbency and signature of each officer of FPI who shall execute this Agreement and any other Transaction Agreement, and (C) certifying as being complete and correct the copies attached to such certificate of the Certificate of Limited Partnership, as amended, and the Partnership Agreement, as amended, of FPI;

(iii) a certificate of good standing of the Company from the Secretary of State of Delaware, and a certificate of qualification of the Company as a foreign entity authorized to do business in each state in which it is so qualified, in each case dated as of a date not earlier than five days prior to the Closing Date; and

(iv) the originals of all minute books, stock transfer records and other records of the Company.

(l) Unanimous Consent of Holders of Series B Preferred Stock. At the Closing, the Company and FPI shall have delivered to EDS (i) a consent to the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) a waiver of any and all dissenters’, appraisal or similar rights with respect to the Merger, each in a form reasonably satisfactory to EDS, duly executed by each holder of issued and outstanding shares of Series B Preferred Stock other than SupportSoft, Inc.

(m) Consent of Holders of Class B Partnership Interests. Subject to the right of the General Partner of FPI to require the withdrawal of a Class B Limited Partner in accordance with Section 13.3 of the Partnership Agreement, the Company and FPI shall have delivered to EDS a consent from each Class B Limited Partner of FPI as of the Closing Date, in a form reasonably satisfactory to EDS, to the manner in which (i) the Merger Consideration will be paid on behalf, for the benefit and at the discretion of FPI pursuant to Section 3.4 and (ii) the consideration payable or issuable pursuant to Section 8.2 will be paid or issued.

SECTION 9.3 Conditions to Obligations of the Company and FPI. Notwithstanding any other provisions of this Agreement to the contrary, the obligations of the Company and FPI to effect the Merger shall be subject to the fulfillment on or before the Closing Date of the following conditions, any one or more of which may be waived, to the extent permitted by law, in whole or in part, in writing by the Company and FPI:

(a) Representations and Warranties of EDS and Merger Sub. The representations and warranties of EDS and Merger Sub contained herein or in any other Transaction Agreement shall be true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of representations and warranties that are not so qualified) as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date, except to the extent otherwise expressly contemplated in connection with the transactions contemplated herein and except to the extent any representation or warranty speaks as of an earlier date.

(b) Covenants and Agreements Performed. EDS and Merger Sub shall have performed in all material respects all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Legal Requirements. All Legal Requirements for the valid consummation by the Company, FPI, EDS and Merger Sub of the transactions contemplated by this Agreement shall have been fulfilled.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, circumstance, event or effect, which together with any other adverse changes, circumstances, events or effects has had or is reasonably likely to have an EDS Material Adverse Effect.

(e) Opinion of Counsel of EDS and Merger Sub. The Company and FPI shall have received from Baker Botts L.L.P., counsel to EDS and Merger Sub, an opinion of counsel dated the Closing Date, in form and substance reasonably satisfactory to EDS, with respect to the matters specified in Exhibit G.

(f) Employment and Related Arrangements. EDS shall have entered into with each of the Company Executives the applicable Employment Arrangements.

(g) Compliance Certificate. Each of EDS and Merger Sub shall have delivered to the Company a certificate of EDS and Merger Sub, as applicable, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date and signed by a vice president or other appropriate officer to such matters as the Company and FPI shall reasonably request.

(h) Deliveries by EDS. At the Closing, EDS shall deliver to the Company and FPI a certificate of the Secretary or Assistant Secretary of EDS, dated the Closing Date, (i) setting forth resolutions of the Board of Directors and the Compensation and Benefits Committee of the Board of Directors of EDS authorizing the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date and (ii) attesting as to the incumbency and signature of each officer of EDS who shall execute this Agreement and any other Transaction Agreement.

ARTICLE X.

TERMINATION

SECTION 10.1 Termination of Agreement. Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated at any time before the Closing as follows and in no other manner, provided that the terminating party is not in material breach of its representations, warranties, agreements or covenants set forth herein:

(a) By mutual consent in writing of EDS, FPI, Merger Sub and the Company.

(b) By FPI or EDS if any Governmental Authority shall have issued an Order restraining, enjoining or otherwise prohibiting the Merger and such Order shall have become final and non-appealable.

(c) By FPI or EDS at any time after January 30, 2004, if the Closing shall not have occurred by such date, unless extended by mutual consent in writing of EDS and FPI; provided, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date.

(d) By EDS if:

(i) (x) any representation or warranty of the Company or FPI contained in this Agreement shall not be true and correct at any time prior to the Closing Date in each case such that the condition set forth in Section 9.2(a) would not be fulfilled or (y) the Company shall not have performed and complied with each covenant or agreement contained in this Agreement and required to be performed or complied with by it, in each case such that the condition set forth in Section 9.2(b) would not be fulfilled, and which breach, in the case of (x) and (y) above, shall not have been cured in all material respects prior to 15 days following written notice of such breach;

(ii) FPI or the Company has instituted proceedings for any type of bankruptcy (whether voluntary or involuntary), made an assignment for the benefit of creditors or commences or becomes subject to any similar action or proceeding; or

(iii) FPI or the Company supplements or amends the Disclosure Schedule in writing, pursuant to Section 2.8, including one or more supplements or amendments to correct any matter that would otherwise constitute a material breach of any representation, warranty or covenant herein; or

(iv) prior to the Closing, the Closing Sales Price for EDS Common Stock is less than $15.00 per share.

(e) By FPI or the Company if (i) any representation or warranty of the EDS or Merger Sub contained in this Agreement shall not be true and correct at any time prior to the Effective Time, in each case such that the condition set forth in Section 9.3(a) would not be fulfilled or (ii) EDS shall not have performed and complied with each covenant or agreement contained in this Agreement and required to be performed or complied with by it, in each case such that the condition set forth in Section 9.3(b) would not be fulfilled, and which breach, in the case of (i) and (ii) above, shall not have been cured prior to 10 days following written notice of such breach.

SECTION 10.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party; provided, however, that (a) if this Agreement is terminated by a party due to the breach by the other party of any covenant or agreement contained herein, or due to any breach or misrepresentation in any of such other party’s representations or warranties contained herein, or due to the failure of such other party to fulfill its obligations in connection with the satisfaction of any condition to Closing, then the terminating party shall remain entitled to pursue all available legal rights and remedies pursuant to this Agreement or otherwise notwithstanding such termination; and (b) the provisions of Section 12.9 of the Agreement will survive termination and remain in full force and effect thereafter. A termination under Section 10.1 shall not relieve any party of any liability for a willful breach of any covenant or agreement under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach.

ARTICLE XI.

INDEMNIFICATION

SECTION 11.1 Survival of Representations and Warranties, Covenants, Etc. The representations and warranties of FPI and the Company contained in this Agreement shall survive the Closing until March 31, 2005, except for the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4 (other than clause (ii) thereof), 4.14 and 4.28 (the “Fundamental Representations”), which shall survive until the three-year anniversary of the Closing Date. All covenants of the parties in this Agreement shall survive the Closing indefinitely and until performance is no longer required by the provisions thereof. All claims for intentional misconduct or fraud shall survive the Closing until barred by the applicable statute of limitations or other provisions of Law.

SECTION 11.2 Indemnification of EDS. Subject to the limitations set forth in this Article XI, (i) with respect to Losses arising before the Closing Date, FPI and the Company jointly and severally shall indemnify, defend and hold harmless EDS and each of its Affiliates, and the officers, directors, employees and agents thereof (collectively, the “EDS Indemnified Parties”) and (ii) with respect to Losses arising on or after the Closing Date, FPI shall indemnify, defend and hold harmless the EDS Indemnified Parties, from and against, and pay or reimburse the EDS Indemnified Parties for, any and all claims, judgments, causes of action, liabilities, obligations, amounts paid in settlement, damages, losses, deficiencies, costs, penalties, interest and expenses, including costs of investigation and defense, and reasonable attorneys’ fees and expenses (collectively, “Losses”), arising out of, based upon, attributable to or resulting from, directly or indirectly:

(a) the inaccuracy of any representation or warranty made by the Company or FPI contained in this Agreement;

(b) any breach of any agreement or covenant on the part of the Company or FPI contained in this Agreement (other than any breach or inaccuracy of any representation or warranty made by the Company or FPI in Article IV);

(c) any claims by equity holders or employees, or former equity holders or employees, of the Company, FPI, MTV, SUV or any of their respective Affiliates (and all persons claiming to possess or to have possessed any rights with respect to any equity, employee benefit, phantom stock, stock appreciation right or other similar contractual right with respect to the Company, FPI, MTV, SUV or any of their respective Affiliates)

which arise out of or relate to the Merger, this Agreement or the transactions contemplated hereby or the actions and omissions of any Person acting on behalf of the Company, FPI, MTV, SUV or any of their respective Affiliates in connection therewith, including (i) claims relating to the exercise of dissenters’, appraisal or similar rights, (ii) claims to receive any Restricted Stock, Options, cash or other consideration not provided to be granted to such Person pursuant to the Award List or otherwise pursuant to this Agreement and (iii) claims of, or relating to, the existence of any equity, employee benefit, phantom stock, stock appreciation right or other similar contractual right with respect to the Company, FPI, MTV, SUV or any of their respective Affiliates; provided, however, that this paragraph (c) shall exclude claims to Merger Consideration expressly provided to be paid by EDS pursuant to Section 3.4 and claims to Restricted Stock and Options to be granted, or cash to be paid, by EDS pursuant to Section 8.2;

(d) any Accounts Receivable Deficiency;

(e) intentional misconduct or fraud of the Company or FPI in connection with the Merger, this Agreement or the transactions contemplated hereby; or

(f) any claim relating to commissions, finders fees or other payments for services rendered as a broker or finder on behalf of the Company or FPI.

Notwithstanding any provision of this Agreement to the contrary or any right or remedy provided by any Law, common law, Order or otherwise, from and after the Closing Date (i) neither the Company nor the Surviving Corporation shall be liable or otherwise responsible to FPI (and FPI hereby fully and forever releases and discharges the Company and the Surviving Corporation) as a co-warrantor, co-obligor, for contribution and otherwise in any manner or based on any legal theory or cause of action on account of, or with respect to, the breach by the Company of this Agreement in connection with the transactions contemplated hereby and (ii) FPI’s liabilities, obligations and responsibilities to EDS arising under or in connection with this Agreement and the transactions contemplated hereby shall not be decreased, diminished or otherwise affected in any respect or in any manner or otherwise subject to any set off, counter claim or any other adjustment on account of the limitation of the liability of the Company or the Surviving Corporation as described in clause (i) of this sentence.

SECTION 11.3 Indemnification of FPI. Subject to the limitations set forth in this Article XI, (i) with respect to Losses arising before the Closing Date, EDS shall indemnify, defend and hold harmless FPI and the Company and each of their Affiliates, and the officers, directors, employees and agents thereof, and (ii) with respect to Losses arising on or after the Closing Date, EDS shall indemnify, defend and hold harmless FPI and its Affiliates, and the officers, directors, employees and agents thereof, from and against, and pay or reimburse such Persons for, any and all Losses arising out of, based upon, attributable to or resulting from, directly or indirectly:

(a) the inaccuracy of any representation or warranty made by EDS or Merger Sub contained in this Agreement;

(b) any breach of any agreement or covenant on the part of EDS or Merger Sub contained in this Agreement (other than any breach or inaccuracy of any representation or warranty made by EDS or Merger Sub in Article V);

(c) intentional misconduct or fraud of EDS or Merger Sub in connection with the Merger, this Agreement or the transactions contemplated hereby; or

(d) any claim relating to commissions, finders fees or other payments for services rendered as a broker or finder on behalf of EDS.

SECTION 11.4 Indemnification Procedures with respect to Third Party Claims.

(a) If any third party asserts any claim (a “Third Party Claim”) against an Indemnified Party, it shall promptly give written notice of such claim (each such notice being referred to as a “Third Party Claim Notice”) to the Indemnifying Party and the Indemnifying Party shall have the right to assume the defense and, subject to Section 11.4(b), settlement of such claim at its expense by representatives of its own choosing acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld or delayed), in which case the Indemnified Party shall cooperate in providing information to and consulting with the Indemnifying Party about the claim. The failure of the Indemnified Party to provide a Third Party Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such claim, except to the extent that the defense is materially prejudiced by such failure. The Indemnified Party shall have the right to participate in the defense of such claim at its expense, in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim. If the Indemnifying Party fails or does not assume the defense of any such claim within 30 days after the Indemnified Party delivers a Third Party Claim Notice to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 11.4(b), settle such claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnifying Party.

(b) If the Indemnifying Party does not assume the defense of a Third Party Claim involving the asserted liability of the Indemnified Party under this Article XI, no settlement of such claim shall be made by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party assumes the defense of such a Third Party Claim, (i) no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed, unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claim that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party, and (C) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent.

SECTION 11.5 Indemnification Procedures with respect to Direct Claims.

(a) Direct Claims; Notice. If any Indemnified Party desires to assert any claim for indemnification or to be held harmless (other than with respect to a Third Party Claim) (a “Direct Claim”), the Indemnified Party shall promptly deliver to the Indemnifying Party notice of its demand for indemnification of the Losses arising with respect to such Direct Claim (each such notice being referred to as a “Direct Claim Notice”), specifying in reasonable detail the basis for asserting such claim, to the extent practicable, and the dollar amount of such Losses (the “Direct Claim Amount”).

(b) Dispute. The Indemnifying Party may dispute the Direct Claim Amount if, and only if, it delivers to the Indemnified Party a written notice setting forth in reasonable detail the amount and nature of each disputed matter (each such notice being referred to as a “Response Notice”) within 30 days after receipt of the Direct Claim Notice. The parties shall attempt in good faith to resolve any Dispute as to any matter set forth in a Response Notice as provided in Section 11.5(c).

(c) Dispute Resolution. Prior to the initiation of formal dispute resolution procedures, the parties will first attempt to resolve any dispute, controversy or claim arising under this Section 11.5 (a “Dispute”) informally, as follows:

(i) Upon the request of either EDS or FPI, the Dispute will be referred to the Designated FPI Representative and the Designated EDS Representative (together, the “Designated Representatives”). Such Designated Representatives shall use reasonable efforts to resolve such Dispute.

(ii) Such Designated Representatives shall meet as often, for a duration, and as promptly as the parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding.

(iii) During the course of these discussions, all reasonable requests made by one party to another for non-privileged information, reasonably related to the Dispute, will be honored in order that each of the parties may be fully advised of the other’s position.

(iv) The specific format for the discussions will be left to the discretion of the Designated Representatives, but may include the preparation of agreed-upon statements of fact or written statements of position.

(v) If the Designated Representatives determine in good faith that amicable resolution through continued negotiation of the matter does not appear likely or if 30 days following the date that the Dispute was first referred to the

Designated Representatives, the Dispute has not been resolved, then the Designated Representatives shall submit the dispute for resolution to binding arbitration pursuant to Section 11.5(c)(vi).

(vi) Any Dispute that is required to be settled by arbitration pursuant to this Section 11.5(c)(vi) shall be settled by arbitration by one arbitrator in accordance with the rules of the American Arbitration Association, whose decision shall be final, binding and nonappealable. The arbitrator shall be selected pursuant to the rules of the American Arbitration Association from a panel of independent and disinterested persons with at least ten years experience in significant corporate, business or accounting matters, and who are familiar with the purchase and sale of business concerns. The arbitration shall be administered in Dallas, Texas. The expenses of both parties in the arbitration, including reasonable attorneys’ fees and arbitration expenses, shall be paid by the party that does not prevail in such arbitration. If each party prevails in part, the arbitrator will determine the appropriate allocation of expenses among the parties. The parties may pursue all other remedies with respect to any claim not subject to this Section 11.5(c).

(vii) The vesting of any Contingent Warrants, Contingent Restricted Stock and Contingent Options that are, or may reasonably be expected to be, subject to an Indemnification Adjustment as a result of such Dispute shall be suspended until the Dispute is resolved and any related Indemnification Adjustment is effected pursuant to Section 11.7, except, with respect to the Contingent Warrants, if an escrow account is established and funded in accordance with Section 11.7(e)(i) or (ii) for the applicable Contingent Warrant.

SECTION 11.6 Limits on Indemnification. Notwithstanding any other provision of this Agreement to the contrary:

(a) No indemnification shall be required to be made by FPI pursuant to this Article XI with respect to any Claim Notice unless and until the aggregate amount of Losses incurred by EDS with respect to all Claim Notices (whether asserted, resulting, imposed, or incurred before, on, or after the Closing Date) exceeds $25,000, it being agreed and understood that, if such amount is exceeded, FPI shall be liable to the full extent of such Losses, including those not in excess of $25,000.

(b) The maximum obligation of FPI to provide indemnification under this Article XI on or after the Closing Date with respect to Losses incurred by the EDS Indemnified Parties will be limited to, and will not exceed in the aggregate, a maximum amount, as such maximum amount may be adjusted pursuant to this Section 11.6 (the “Cap Amount”); provided, however, that the Cap Amount will not apply to any Losses under Sections 11.2(b), 11.2(e) or 11.2(f) (the “Specified Losses”); provided further that the Cap Amount applicable to Losses under Section 11.2(a) resulting from the inaccuracy of any representation or warranty of FPI or the Company (other than the Fundamental Representations) will be $2,500,000. The Cap Amount in effect from time to time applicable to Losses with respect to which Claim Notices are delivered to FPI on or before certain dates will be reduced over time such that:

(i) on or before the one-year anniversary of the Closing Date, the Cap Amount will be $17,002,460;

(ii) after the one-year anniversary of the Closing Date and on or before March 31, 2005, the Cap Amount will be $11,991,450;

(iii) after March 31, 2005 and on or before the two-year anniversary of the Closing Date, the Cap Amount will be $9,491,450;

(iv) after the two-year anniversary of the Closing Date and on or before the three-year anniversary of the Closing Date, the Cap Amount will be $5,370,725; and

(v) after the three-year anniversary of the Closing Date, FPI will have no obligation to provide indemnification for Losses with respect to which a Claim Notice is delivered to FPI after the three-year anniversary of the Closing Date, except with respect to any Specified Losses.

(c) With respect to any Loss other than a Specified Loss, (i) the Cap Amount applicable thereto will be the Cap Amount in effect on the date a Claim Notice with respect to such Loss (including notice of any potential, threatened or contingent Loss) is delivered to FPI (without giving effect to any subsequent reduction thereto) and (ii) any Indemnification Adjustments will remain available (and the vesting of the related Contingent Warrants, Contingent Options and Contingent Restricted Stock will be suspended) until the amount of such Losses are resolved or determined. Similarly, EDS’ right to indemnification and to effect any available Indemnification Adjustment will continue in full force and effect after the expiration of the applicable survival period provided in Section 11.1 insofar as they relate to any Claim Notice provided to FPI before the expiration of such survival period.

(d) The maximum obligation of EDS to provide indemnification under Section 11.3(a) and 11.3(b) will be limited to the payment and issuance of the Merger Consideration pursuant to Section 3.4 and the issuance and payment of the Restricted Stock, Options and cash pursuant to Section 8.2.

(e) The rights to indemnification under this Article XI will constitute the sole and exclusive right and remedy available to any party hereto for any breach of this Agreement by any other party hereto, including a breach of any representation or warranty contained herein; provided, however, that this Article XI will not be construed to prevent a party from (i) seeking a temporary restraining order or injunctive or other equitable relief with respect to a breach (or attempted breach) of this Agreement, or (ii) instituting litigation or other formal proceedings to the extent necessary to avoid the expiration of any applicable limitations period or to preserve a superior position with respect to other creditors.

(f) IT IS THE INTENTION OF THE PARTIES THAT AN INDEMNIFYING PARTY PROVIDE INDEMNIFICATION RIGHTS TO AN INDEMNIFIED PARTY IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT EVEN FOR THE CONSEQUENCES OF THE INDEMNIFIED PARTY’S OWN NEGLIGENCE OF ANY TYPE.

SECTION 11.7 Satisfaction of Indemnity Claims.

(a) Indemnification Adjustment Right. Subject to any applicable limitations contained in Section 11.6 (including the Cap Amount then in effect), EDS’ sole and exclusive remedy with respect to Losses (other than Specified Losses) incurred by the EDS Indemnified Parties on or after the Closing Date will be (i) the forfeiture of an applicable portion of the Contingent Warrants and the adjustment of the number of shares of EDS Common Stock subject thereto (a “Warrant Adjustment”), (ii) the forfeiture of an applicable portion of the Contingent Options and the adjustment of the number of shares of EDS Common Stock subject thereto (an “Option Adjustment”), and (iii) the forfeiture of an applicable portion of the Contingent Restricted Stock and the adjustment of the number of shares of EDS Common Stock subject thereto (a “Restricted Stock Adjustment,” and together with the Warrant Adjustments and Option Adjustments, the “Indemnification Adjustments”), in each case in an amount corresponding to the Losses incurred by the EDS Indemnified Parties, all pursuant to the provisions of this Section 11.7. EDS may effect Indemnification Adjustments with respect to Specified Losses incurred by the EDS Indemnified Parties, provided that such Indemnification Adjustments will not constitute EDS’ sole and exclusive remedy with respect thereto.

(b) Indemnification Adjustment Cascade. If any of the EDS Indemnified Parties incurs any Losses with respect to which a Claim Notice is delivered to FPI on or before the applicable dates set forth below, the related Indemnification Adjustments will be effected in the following order:

(i) first, up to $2,500,000 of the Losses will be satisfied by the forfeiture of an applicable portion of the First Contingent Warrants, and the number of shares of EDS Common Stock subject thereto will be reduced, in accordance with Section 11.7(c)(i), if a Claim Notice has been delivered to FPI with respect to such Losses on or before March 31, 2005;

(ii) second, up to $1,250,000 of the Losses will be satisfied by the forfeiture of an applicable portion of the Second Contingent Warrants, and the number of shares of EDS Common Stock subject thereto will be reduced, in accordance with Section 11.7(c)(ii), if a Claim Notice has been delivered to FPI with respect to such Losses on or before the three-year anniversary of the Closing Date;

(iii) third, up to $1,933,158 of the Losses will be satisfied by the forfeiture of an applicable portion of the Contingent Options included in the First Contingent Option Tranche, and the number of shares of EDS Common Stock subject thereto will be reduced, in accordance with Section 11.7(d), if a Claim Notice has been delivered to FPI with respect to such Losses on or before the one-year anniversary of the Closing Date;

(iv) fourth, up to $1,812,336 of the Losses will be satisfied by the forfeiture of an applicable portion of the Contingent Options included in the Second Contingent Option Tranche, and the number of shares of EDS Common Stock subject thereto will be reduced, in accordance with Section 11.7(d), if a Claim Notice has been delivered to FPI with respect to such Losses on or before the two-year anniversary of the Closing Date;

(v) fifth, up to $1,812,336 of the Losses will be satisfied by the forfeiture of an applicable portion of the Contingent Options included in the Third Contingent Option Tranche, and the number of shares of EDS Common Stock subject thereto will be reduced, in accordance with Section 11.7(d), if a Claim Notice has been delivered to FPI with respect to such Losses on or before the three-year anniversary of the Closing Date;

(vi) sixth, up to $3,077,852 of the Losses will be satisfied by the forfeiture of an applicable portion of the Contingent Restricted Stock included in the First Contingent Restricted Stock Tranche, and the number of shares of EDS Common Stock subject thereto will be reduced, in accordance with Section 11.7(e), if a Claim Notice has been delivered to FPI with respect to such Losses on or before the one-year anniversary of the Closing Date;

(vii) seventh, up to $2,308,389 of the Losses will be satisfied by the forfeiture of an applicable portion of the Contingent Restricted Stock included in the Second Contingent Restricted Stock Tranche, and the number of shares of EDS Common Stock subject thereto will be reduced, in accordance with Section 11.7(e), if a Claim Notice has been delivered to FPI with respect to such Losses on or before the two-year anniversary of the Closing Date; and

(viii) eighth, up to $2,308,389 of the Losses will be satisfied by the forfeiture of an applicable portion of the Contingent Restricted Stock included in the Third Contingent Restricted Stock Tranche, and the number of shares of EDS Common Stock subject thereto will be reduced, in accordance with Section 11.7(e), if a Claim Notice has been delivered to FPI with respect to such Losses on or before the three-year anniversary of the Closing Date.

(c) Warrant Adjustments.

(i) Forfeiture and Adjustment of First Contingent Warrants. Subject to any applicable limitations contained in Section 11.6, including the Cap Amount then in effect, EDS may effect the forfeiture of an applicable portion of the First Contingent Warrants and reduce the aggregate number of shares scheduled to vest thereunder by (A) the total dollar amount of all Losses with respect to which Claim Notices have been delivered to FPI on or before March 31, 2005, if the aggregate amount of such Losses is less than $2,500,000 or (B) $2,500,000, if the aggregate amount of such Losses is equal to or greater than $2,500,000 (the “First Reduction Amount”). If the First Reduction Amount is determined by clause (A) of this Section 11.7(c)(i), then the aggregate number of shares that will remain available for vesting (and not be subject to forfeiture pursuant to this Article IX) under the First Contingent Warrants following the Warrant Adjustment will be determined (rounded to the nearest whole share) as follows:

X =	A – (B – C)
D

Where:	X	=	The aggregate number of shares of EDS Common Stock to vest under the First Contingent Warrants, as adjusted pursuant to this Section 11.7(c)(i)
	A	=	$2,500,000
	B	=	First Reduction Amount
	C	=	Warrant Holder Payment
	D	=	Black-Scholes Value

If the First Reduction Amount is $2,500,000, as determined pursuant to clause (B) of the first sentence of this Section 11.7(c)(i), then the First Contingent Warrants will be deemed forfeited in their entirety, unless the Warrant Holders elect to make a Warrant Holder Payment pursuant to Section 11.7(c)(iii) that reduces the total amount of Losses allocable to the First Contingent Warrants below $2,500,000, in which case the aggregate number of shares that will remain available for vesting (and not be subject to forfeiture pursuant to this Article IX) under the First Contingent Warrants will be determined pursuant to the formula above. Any forfeiture effected pursuant to this Section 11.7(c)(i) shall be allocated between the Warrant Holders, and the number of shares scheduled to vest under each First Contingent Warrant shall be reduced, according to such Warrant Holder’s respective Warrant Percentage.

(ii) Forfeiture and Adjustment of Second Contingent Warrants. Subject to any applicable limitations contained in Section 11.6, including the Cap Amount then in effect, if (i) $2,500,000 of Losses are fully satisfied through the forfeiture of the First Contingent Warrants, a Warrant Holder Payment or a combination thereof pursuant to Section 11.7(c)(i) or (ii) Claim Notices have been delivered to FPI with respect to Losses after March 31, 2005, EDS may effect a forfeiture of the applicable portion of the Second Contingent Warrants and reduce the aggregate number of shares scheduled to vest thereunder by (A) the total dollar amount of all Losses with respect to which Claim Notices have been delivered to FPI on or before the three-year anniversary of the Closing Date and not fully satisfied pursuant to Section 11.7(c)(i), if the aggregate amount of such Losses is less than $1,250,000 or (B) $1,250,000, if the aggregate amount of such Losses is equal to or greater than $1,250,000 (the “Second Reduction Amount”). If the Second Reduction Amount is determined by clause (A) of this Section 11.7(c)(ii), then the aggregate number of shares that will remain available for vesting (and not be subject to forfeiture pursuant to this Article IX) under the Second Contingent Warrants following the Warrant Adjustment will be determined (rounded to the nearest whole share) as follows:

Y =	E – (F – G)
H

Where:	Y	=	The number of shares of EDS Common Stock to vest under the Second Contingent Warrants, as adjusted pursuant to this Section 11.7(c)(ii)
	E	=	$1,250,000
	F	=	Second Reduction Amount
	G	=	Warrant Holder Payment (excluding any Warrant Holder Payment applied in calculating the number of shares that will vest under the First Contingent Warrants)
	H	=	Black-Scholes Value

If the Second Reduction Amount is $1,250,000, as determined pursuant to clause (B) of the first sentence of this Section 11.7(c)(ii), then the Second Contingent Warrants will be deemed forfeited in their entirety, unless the Warrant Holders elect to make a Warrant Holder Payment pursuant to Section 11.7(c)(iii) that reduces the total amount of Losses allocable to the Second Contingent Warrants below $1,250,000, in which case the aggregate number of shares that will remain available for vesting (and not be subject to forfeiture pursuant to this Article IX) under the Second Contingent Warrants will be determined pursuant to the formula above. Any forfeiture effected pursuant to this Section 11.7(c)(ii) shall be allocated between the Warrant Holders, and the number of shares scheduled to vest under each Second Contingent Warrant shall be reduced, according to such Warrant Holder’s respective Warrant Percentage.

(iii) Election of Payment by the Warrant Holders. A Warrant Holder may elect to satisfy any applicable Losses, or any portion thereof, by the payment of immediately available funds to EDS (a “Warrant Holder Payment”) at least ten business days before any Warrant Adjustment. For purposes of a Warrant Adjustment, if and to the extent the Warrant Holders elect to make a Warrant Holder Payment, the First Reduction Amount and/or Second Reduction Amount, as applicable, will be reduced by the Warrant Holder Payment on a dollar-for-dollar basis. For the avoidance of doubt, the making of any Warrant Holder Payment will not modify, and will be subject to, any Cap Amount applicable to the Losses to be satisfied by such Warrant Holder Payment. If a Warrant Holder makes a Warrant Holder Payment, such Warrant Holder shall also pay to EDS compounded interest accrued on the Losses (from the date such Losses were first incurred by any EDS Indemnified Party) at a rate equal to the prime rate as determined by Citibank, N.A. plus 2% per annum. Such interest payment will not be included in the Warrant Holder Payment for purposes of Warrant Adjustment and will not be subject to any Cap Amount.

(d) Option Adjustments.

(i) Adjustment of Contingent Options and Contingent Restricted Stock. Subject to any applicable limitations contained in Section 11.6, including the Cap Amount then in effect, EDS may effect the forfeiture of an applicable portion of the Contingent Options and Contingent Restricted Stock scheduled to vest in the First Contingent Option Tranche, the Second Contingent Option Tranche, the Third Contingent Option Tranche, the First Contingent Restricted Stock Tranche, the Second Restricted Stock Tranche and the Third Restricted Stock Tranche, as applicable, as follows:

(A) To the extent there exists any Losses with respect to which Claim Notices have been delivered to FPI on or before the one-year anniversary of the Closing Date, as reduced by any amount of such Losses fully satisfied by Warrant Adjustments or Warrant Holder Payments pursuant to Section 11.7(c), then such excess Losses will be satisfied through the forfeiture of unvested Contingent Options included in the First Contingent Option Tranche (or related Contingent Option Payments) having a value corresponding to such excess Losses, in an amount up to $1,933,158.

(B) To the extent there exists any Losses with respect to which Claim Notices have been delivered to FPI on or before the two-year anniversary of the Closing Date, as reduced by any amount of such Losses fully satisfied by (i) Warrant Adjustments or Warrant Holder Payments pursuant to Section 11.7(c) and (ii) forfeiture of unvested Contingent Options included in the First Contingent Option Tranche (or related Contingent Option Payments), then such excess Losses will be satisfied through the forfeiture of unvested Contingent Options included in the Second Contingent Option Tranche (or related Contingent Option Payments) having a value corresponding to such excess Losses, in an amount up to $1,812,336.

(C) To the extent there exists any Losses with respect to which Claim Notices have been delivered to FPI on or before the three-year anniversary of the Closing Date, as reduced by any amount of such Losses fully satisfied by (i) Warrant Adjustments or Warrant Holder Payments pursuant to Section 11.7(c) and (ii) forfeiture of unvested Contingent Options included in the Second Contingent Option Tranche (or related Contingent Option Payments), then such excess Losses will be satisfied through the forfeiture of unvested Contingent Options included in the

Third Contingent Option Tranche (or related Contingent Option Payments) having a value corresponding to such excess Losses, in an amount up to $1,812,336.

(D) To the extent there exists any Losses with respect to which Claim Notices have been delivered to FPI on or before the one-year anniversary of the Closing Date, as reduced by any amount of such Losses fully satisfied by (i) Warrant Adjustments or any Warrant Holder Payments pursuant to Section 11.7(c) and (ii) forfeiture of unvested Contingent Options included in the First Contingent Option Tranche, the Second Contingent Option Tranche and the Third Contingent Option Tranche (or related Contingent Option Payments), then such excess Losses will be satisfied through the forfeiture of unvested Contingent Restricted Stock included in the First Contingent Restricted Stock Tranche having a value corresponding to such excess Losses, in an amount up to $3,077,852.

(E) To the extent there exists any Losses with respect to which Claim Notices have been delivered to FPI on or before the two-year anniversary of the Closing Date, as reduced by any amount of such Losses fully satisfied by (i) Warrant Adjustments or any Warrant Holder Payments pursuant to Section 11.7(c), (ii) the forfeiture of unvested Contingent Options included in the First Contingent Option Tranche, the Second Contingent Option Tranche and Third Contingent Option Tranche (or related Contingent Option Payments) and (iii) the forfeiture of unvested Contingent Restricted Stock included in the First Contingent Restricted Stock Tranche, then such excess Losses will be satisfied through the forfeiture of unvested Contingent Restricted Stock included in the Second Contingent Restricted Stock Tranche having a value corresponding to such excess Losses, in an amount up to $2,308,389.

(F) To the extent there exists any Losses with respect to which Claim Notices have been delivered to FPI on or before the three-year anniversary of the Closing Date, as reduced by any amount of such Losses fully satisfied by (i) Warrant Adjustments or any Warrant Holder Payments pursuant to Section 11.7(c), (ii) the forfeiture of unvested Contingent Options included in the First Contingent Option Tranche, the Second Contingent Option Tranche and Third Contingent Option Tranche (or related Contingent Option Payments) and (iii) the forfeiture of unvested Contingent Restricted Stock included in the First Contingent Restricted Stock Tranche and the Second Contingent Restricted Stock Tranche, then such excess Losses will be satisfied through the forfeiture of unvested Contingent Restricted Stock included in the Third Contingent Restricted Stock Tranche having a value corresponding to such excess Losses, in an amount up to $2,308,389.

(ii) Pro Rata Forfeiture. The Losses to be satisfied pursuant to each subparagraph of paragraph (i) above will be shared among the holders of Contingent Options or holders of Contingent Restricted Stock, as the case may be, on a pro rata basis (based upon their then-existing, relative holdings) among the individuals in each such group.

(iii) Forfeiture of Contingent Options. If the provisions of Section 11.7(d)(i) are applicable to Contingent Options included in the First Contingent Option Tranche, the Second Contingent Option Tranche or the Third Contingent Option Tranche, then the aggregate number of shares subject to Contingent Options that will remain available for vesting (and not be subject to forfeiture pursuant to this Article IX) pursuant to the applicable Contingent Option Tranche following such Option Adjustment will be determined (rounded to the nearest whole share) as follows:

Y =	D – (E – F)
G

Where:	Y	=	The aggregate number of shares of EDS Common Stock subject to Contingent Options to vest in the applicable Contingent Option Tranche, as adjusted pursuant to this Section 11.7(d)(iii)
	D	=	Contingent Option Tranche Value
	E	=	Aggregate dollar value of Losses allocable to the holders of Contingent Options
	F	=	Contingent Option Payment
	G	=	Black-Scholes Value

If the dollar value of E is equal to or greater than the dollar value of D, then all unvested Contingent Options included in such Contingent Option Tranche will be deemed forfeited in their entirety, unless the holders of such Contingent Options elect to make a Contingent Option Payment pursuant to the next paragraph that reduces the total amount of Losses allocable to the holders of Contingent Options below the dollar value of D, in which case the number of shares of EDS Common Stock subject to Contingent Options to vest in the applicable Contingent Option Tranche will be determined pursuant to the formula above.

The holders of the Contingent Options may elect to satisfy any applicable Losses, or any portion thereof, by the payment of immediately available funds to EDS (a “Contingent Option Payment”) at least 10 business days before any Option Adjustment. (Any such Contingent Option Payment will be paid on a pro rata basis among the holders of the applicable Contingent Options.) For purposes of an Option Adjustment, if and to the extent the holders of Contingent Options elect to make a Contingent Option Payment, then the dollar value of E in the formula above will be reduced by the Contingent Option Payment on a dollar-for-dollar basis pursuant to the formula above. For the avoidance of doubt, the making of any Contingent Option Payment will not modify, and will be subject to, any Cap Amount applicable to the Losses to be satisfied by such Contingent Option Payment. If the holders of Contingent Options make a Contingent Option Payment, such holders shall also pay to EDS compounded interest accrued on the Losses (from the date such Losses were first incurred by any EDS Indemnified Party) at a rate equal to the prime rate as determined by Citibank, N.A. plus 2% per annum. Such interest payment will not be included in the Contingent Option Payment for purposes of the Option Adjustment and will not be subject to any Cap Amount.

(iv) Forfeiture of Contingent Restricted Stock. If the provisions of Section 11.7(d)(i) are applicable to Contingent Restricted Stock included in the First Contingent Restricted Stock Tranche, the Second Contingent Restricted Stock Tranche or the Third Contingent Restricted Stock Tranche, then the aggregate number of shares of Contingent Restricted Stock that will remain available for vesting (and not be subject to forfeiture pursuant to this Article IX) pursuant to the applicable Contingent Restricted Stock Tranche following such Restricted Stock Adjustment will be determined (rounded to the nearest whole share) as follows:

X =	A – (B - C)
D

Where:	X	=	The aggregate number of shares of Contingent Restricted Stock to vest in the applicable Contingent Restricted Stock Tranche, as adjusted pursuant to this Section 11.7(d)(iv)
	A	=	Contingent Restricted Stock Tranche Value
	B	=	Aggregate dollar value of Losses allocable to the holders of Contingent Restricted Stock
	C	=	Contingent Restricted Stock Payment
	D	=	The average of the closing sales prices for EDS Common Stock on the New York Stock Exchange for the 10 consecutive Trading Days (as such closing sales prices are reported in the New York City edition of The Wall Street Journal) ending on the Trading Day before the Closing Date rounded to the nearest whole number

If the dollar value of B is equal to or greater than the dollar value of A, then all unvested Contingent Restricted Stock scheduled to vest in such Contingent Restricted Stock Tranche will be deemed forfeited in its entirety, unless the holders of such Contingent Restricted Stock elect to make a Contingent Restricted Stock Payment pursuant to the next paragraph that reduces the total amount of Losses allocable to the holders of Contingent Restricted Stock below the dollar value of A, in which case the number of shares of EDS Common Stock subject to Contingent Restricted Stock to vest in the applicable Contingent Restricted Stock Tranche will be determined pursuant to the formula above.

The holders of the Contingent Restricted Stock may elect to satisfy any applicable Losses, or any portion thereof, by the payment of immediately available funds to EDS (a “Contingent Restricted Stock Payment”) at least 10 business days before any Restricted Stock Adjustment. (Any such Contingent Restricted Stock Payment will be paid on a pro rata basis among the holders of the applicable Contingent Restricted Stock.) For purposes of a Restricted Stock Adjustment, if and to the extent the holders of Contingent Restricted Stock elect to make a Contingent Restricted Stock Payment, then the dollar value of B in the formula above will be reduced by the Contingent Restricted Stock Payment on a dollar-for-dollar basis pursuant to the formula above. For the avoidance of doubt, the making of any Contingent Restricted Stock Payment will not modify, and will be subject to, any Cap Amount applicable to the Losses to be satisfied by such Contingent Restricted Stock Payment. If the holders of Contingent Restricted Stock make a Contingent Restricted Stock Payment, such holders shall also pay to EDS compounded interest accrued on the Losses (from the date such Losses were first incurred by any EDS Indemnified Party) at a rate equal to the prime rate as determined by Citibank, N.A. plus 2% per annum. Such interest payment will not be included in the Contingent Restricted Stock Payment for purposes of the Restricted Stock Adjustment and will not be subject to any Cap Amount.

(e) Establishment of Warrant Holder Escrow Account.

(i) At any time prior to the vesting of the First Contingent Warrants, the Warrant Holders shall have the right to deposit $2,500,000, in whole and not in part, into an escrow account established with a national banking institution selected by EDS solely to satisfy the amount of any Losses pursuant to this Agreement and, in connection therewith, the Warrant Holders and EDS shall mutually agree upon and enter into an escrow agreement in form and substance reasonably satisfactory to said national banking institution. FPI shall be responsible for the fees and expenses of the escrow agent.

(ii) At any time prior to the vesting of the Second Contingent Warrants, the Warrant Holders shall have the right to deposit $1,250,000, in whole and not in part, into an escrow account established with a national banking institution selected by EDS solely to satisfy the amount of any Losses pursuant to this Agreement and, in connection therewith, the Warrant Holders and EDS shall mutually agree upon and enter into an escrow agreement in form and substance reasonably satisfactory to said national banking institution. FPI shall be responsible for the fees and expenses of the escrow agent.

(iii) After the establishment and funding of an escrow account in accordance with Section 11.7(e)(i) or (ii) above, the amount of any Losses to be satisfied pursuant to the forfeiture of the First Contingent Warrants or Second Contingent Warrants, as applicable, as referenced in Sections 3.5(d), 3.5(e),

11.5(c)(vii), 11.6(c), 11.7(a), 11.7(b)(i), 11.7(b)(ii) and 11.7(c), will be satisfied out of the escrowed funds in such escrow account.

(f) No Breach or Default. Notwithstanding any provision of this Agreement to the contrary, the exercise in good faith by EDS of any Indemnification Adjustment, or the suspension of the vesting of any Contingent Warrants, Contingent Options or Contingent Restricted Stock pending resolution and determination of any Losses with respect to which a Claim Notice has been delivered to FPI, shall not in any case be construed as a breach of, or default under, this Agreement or any other Transaction Agreement (regardless of any fluctuation in the fair market value of the shares of EDS Common Stock subject thereto).

ARTICLE XII.

GENERAL

SECTION 12.1 Amendments. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto.

SECTION 12.2 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to enforce such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

SECTION 12.3 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to EDS or Merger Sub, to:

Electronic Data Systems Corporation

5400 Legacy Drive

Plano, Texas 75024

Attn: General Counsel

With a copy (which shall not constitute effective notice) to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attn: John W. Martin

If to FPI or the Company, to:

Feld Partners Investments, L.P.

6363 State Highway 161, Suite 100

Irving, Texas 75038

Attn: Charles Feld

With a copy (which shall not constitute effective notice) to:

Cooley Godward LLP

380 Interlocken Crescent, Suite 900

Broomfield, Colorado 80021

Attn: Michael Platt

With a copy (which shall not constitute effective notice) to:

Mobius Venture Capital, Inc.

2 Palo Alto Square, Suite 500

3000 El Camino Real

Palo Alto, California 94306

Attn: Jason Mendelson

SECTION 12.4 Successors and Assigns; Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties; provided, however, that (i) EDS may assign any or all of its rights, interest and obligations hereunder to any of its Affiliates without such consent (provided that no such assignment shall discharge EDS from any such obligations), and (ii) Merger Sub may assign any or all of its rights, interest and obligations hereunder to any other newly organized corporation under the laws of the State of Delaware, all of the capital stock of which is owned directly or indirectly by EDS or an Affiliate of EDS. Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, the Indemnified Parties identified in Sections 11.2 and 11.3 any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person (including any Person claiming any rights under or relating to any employee benefit plan, program, practice or arrangement) shall be deemed a third party beneficiary under or by reason of this Agreement.

SECTION 12.5 Cure of Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; provided, however, that if such illegal, invalid or unenforceable provision may be made legal, valid and enforceable by limitation thereof, then the provision shall be revised and reformed to make it legal, valid and enforceable to the maximum extent permitted by law.

SECTION 12.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Transaction Agreements were not performed in accordance with the terms hereof. Accordingly, the parties agree that each of them shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek specific performance of the terms hereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.

SECTION 12.7 Entire Agreement. This Agreement (including the exhibits and schedules hereto, and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof. There are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All exhibits and schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

SECTION 12.8 Governing Law. This Agreement and all matters relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

SECTION 12.9 Expenses. EDS, FPI and the Company shall each bear their own expenses (including, without limitation, fees and disbursements of counsel, accountants and other experts) incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the Transaction Agreements, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that FPI shall bear and pay any transaction expenses incurred by the Company prior to the Closing in connection with the foregoing.

SECTION 12.10 Release of Information; Confidentiality. The parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. No press releases or other public statements or announcements concerning the transactions contemplated by this Agreement shall be made by any party without prior consultation with, and agreement of, the other parties, except for any communications required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange and then only with prior consultation and as much advance notice as is practicable under the circumstances requiring any announcement, together with copies of all drafts of the proposed text. Notwithstanding anything herein or in any other agreement between the parties to the contrary, any party to this Agreement (and any employee, representative, shareholder or other agent of any party to the Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made if such disclosure would violate any applicable federal or state securities laws. For purposes of the foregoing sentence, (x) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction, and (y) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed Federal income tax treatment of the transaction. For the avoidance of doubt, this authorization is not intended to permit disclosure of any other information including, without limitation, (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transactions contemplated by this Agreement, (ii) the identities of participants or potential participants, (iii) the existence or status of any negotiations (except to the extent such negotiations are related to the tax treatment or tax structure of the transactions contemplated by this Agreement), (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transactions contemplated by this Agreement), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transactions contemplated by this Agreement.

SECTION 12.11 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a “Section,” “Article,” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule attached to this Agreement. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Any reference to “ordinary course of business” shall be deemed to mean “ordinary, usual and regular course of business consistent with past practices.”

SECTION 12.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

EDS:

ELECTRONIC DATA SYSTEMS CORPORATION

By:	/S/ TOM HAUBENSTRICKER

Name:	Tom Haubenstricker
Title:	V.P. - Finance Administration

MERGER SUB:

EDS GLOBAL SERVICES, INC.

By:	/S/ JEFFREY M. HELLER

Name:	Jeffrey M. Heller
Title:	Vice President

THE COMPANY:

THE FELD GROUP, INC.

By:	/S/ MICHAEL R. KOEHLER

Name:	Michael R. Koehler
Title:	COO

FPI:

FELD PARTNERS INVESTMENTS, L.P.

By:	Feld Partners Management, L.L.C., General Partner

By:	/S/ MICHAEL R. KOEHLER

Name:	Michael R. Koehler
Title:	COO

Signature Page to Merger Agreement

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mobius Technology Ventures VI, L.P. and Softbank U.S. Ventures VI, L.P., each as an equity holder of FPI, executes and delivers this Agreement to evidence, each on behalf of itself and their respective affiliates, including, without limitation, their respective general partners, (i) its consent to the Merger, this Agreement and the transactions contemplated hereby, (ii) its consent to the manner in which the Merger Consideration will be paid pursuant to this Agreement, including Sections 3.3, 3.4 and 3.5, (iii) its consent to the consideration to be issued or paid pursuant to Sections 8.2 and 8.3, and (iv) its agreement to Section 7.2 and Article XI.

MOBIUS TECHNOLOGY VENTURES VI, L.P. in its individual capacity and on behalf of its affiliates

By:	/S/ BRADLEY A. FELD

Name:	Bradley A. Feld
Title:	Managing Director

SOFTBANK U.S. VENTURES VI, L.P. in its individual capacity and on behalf of its affiliates

By:	/S/ BRADLEY A. FELD

Name:	Bradley A. Feld
Title:	Managing Director

Signature Page to Merger Agreement